Exhibit 10.2

THIS AGreement IS SUBJECT TO THE TERMS OF AN INTERCREDITOR AND SUBORDINATION AGREEMENT DATED January 25, 2016, AS SUCH AGREEMENT MAY FROM TIME TO TIME BE AMENDED, RESTATED OR OTHERWISE MODIFIED (OR ANY SUCCESSOR AGREEMENT WHICH REPLACES AND REFERENCES SUCH AGREEMENT) by and between Cerberus Business Finance, LLC, a Delaware limited liability company, in its capacity as collateral agent and administrative agent under and pursuant to the Original Senior Loan Agreement (as defined therein), NewSpring Mezzanine Capital III, L.P., a Delaware limited partnership, in its capacity as collateral agent for the Investors, Otelco Inc. and each other obligor a party thereto from time to time, and each holder hereof by its acceptance hereof shall be bound by the provisions of such intercreditor and subordination agreement.

SUBORDINATED LOAN AGREEMENT

BY AND among

NEWSPRING mezzanine capital III, L.P. FOR ITSELF AS AN INVESTOR and IN ITS CAPACITY AS COLLATERAL AGENT,

THE OTHER Investors party hereto,

otelco inc., A DELAWARE CORPORATION (THE “company”),

AND THE SUBSIDIARIES OF THE COMPANY SET FORTH ON APPENDIX I HERETO

(COLLECTIVELY AS BORROWERS)

January 25, 2016

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Appendix:

Appendix I:	Borrowers
Appendix II:	Investors and Note Amounts

Exhibits:

Exhibit A:	Form of Subordinated Promissory Note

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Exhibit B:	Form of Automatic Debit Authorization
Exhibit C:	Form of Joinder Agreement

Schedules:

Schedule 1.01 (A)	Facilities
Schedule 1.01 (B)	Key Management
Schedule 1.01 (C)	PUC Restricted Subsidiaries
Schedule 2.6	Investor Wire Instructions
Schedule 3.1	Organization
Schedule 3.3	Communications Licenses and Governmental Authorizations
Schedule 3.5	Capitalization; Subsidiaries
Schedule 3.6	Litigation
Schedule 3.9	ERISA
Schedule 3.12	Nature of Business
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.21	Intellectual Property
Schedule 3.22	Material Contracts
Schedule 3.23	Government Regulation
Schedule 7.16	Cash Management Accounts
Schedule 8.1	Existing Liens
Schedule 8.2	Existing Indebtedness
Schedule 8.5	Existing Investments
Schedule 8.11	Limitations on Dividends and Other Payment Restrictions

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SUBORDINATED LOAN AGREEMENT

THIS SUBORDINATED LOAN AGREEMENT (the “Agreement”) is dated this 25th day of January, 2016, by and among OTELCO INC., a Delaware corporation (the “Company”), and the Subsidiaries of the Company set forth on Appendix I hereto (together with Company, each a “Borrower” or “Loan Party” and collectively the “Borrowers” or “Loan Parties”) and NEWSPRING MEZZANINE CAPITAL III, L.P., a Delaware limited partnership (together with its successors and assigns, “NewSpring”), each other Person from time to time party hereto as an investor (together with NewSpring, each, an “Investor” and collectively the “Investors”) and NewSpring in its capacity as collateral agent for the Investors (together with its successors and assigns, “Collateral Agent”) under the terms of Article 11 hereof.

BACKGROUND

The Borrowers desire to obtain from the Investors a senior subordinated term loan in an original principal amount set forth on Appendix II (the “Loan”) in the form of a senior subordinated promissory note, and the Investors are willing to provide the Loan to the Borrowers on the terms and pursuant to the conditions set forth herein, including but not limited to the Borrowers entering into security documents in favor of the Collateral Agent, for the benefit of the Investors.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto, intending to be legally bound, agree as follows:

Article 1

Definitions

Section 1.1.          Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“AHYDO Catch-Up Payment” has the meaning specified therefor in Section 2.5.

“Act of Dissolution” when used in reference to any Person (other than an individual) means the occurrence of any action initiating, or any event that results in, the dissolution, liquidation, winding-up or termination of such Person.

“Additional Amount” has the meaning given to it in Section 2.13(b) hereof.

“Additional Investor” has the meaning given to it in Section 12.2 hereof.

“Administrative Borrower” means the Company.

“Affiliate”, when used in reference to any Person, means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to a Person, means (i) owning or having the power to vote, directly or indirectly, securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person and entitled to cast more than 10% of such votes, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” has the meaning specified therefor in Section 3.30.

“Anti-Terrorism Law” means any Requirement of Law related to money laundering or financing terrorism including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, treasurer or other financial officer performing similar functions, president or senior vice president of such Person.

“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, a Sunday or any other day which is considered a federal holiday or on which banks in the Commonwealth of Pennsylvania or in New York City are closed.

“Capital Expenditure” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations that are paid or due and payable during such period and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P 1 by Moody’s or A 1 by Standard & Poor’s; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; and (f) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within 270 days from the date of acquisition thereof.

“Cash Management Accounts” means the bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 7.16.

“Cash Management Bank” has the meaning specified therefor in Section 7.16.

“Cerberus Intercreditor Agreement” has the meaning set forth in Section 5.1(h) hereof.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means each occurrence of any of the following:

(a)          the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 35% of the aggregate outstanding voting or economic power of the Equity Interests of the Company;

(b)          during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors of the Company then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Company;

(c)          the Company shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party and each of its Subsidiaries (other than in connection with any transaction permitted pursuant to Section 7.02(c)(i)), free and clear of all Liens (other than Permitted Specified Liens); or

(d)          a “Change of Control” (or any comparable term or provision) under any documents governing any Equity Interests of the Company or any of its Subsidiaries or any loan documents evidencing Indebtedness of the Company of any or its Subsidiaries in excess of $1,500,000.

“Claim” means any claim, demand, suit, litigation, arbitration, investigation, action or proceeding by or before any Governmental Authority seeking penalties, monetary damages, equitable relief or compliance with any Law under any theory, including those based on theories of contract, tort, equity, statutory liability, strict liability, employer liability, premises liability, product liability or breach of warranty.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means all Property of the Borrowers, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Communications Laws” means, collectively, (a) the Communications Act of 1934, as amended, and the rules, orders, regulations and other applicable requirements of the FCC promulgated thereunder, as from time to time in effect and applicable to the Telecommunications Business, (b) the Copyright Act of 1976, as amended, and the rules, orders, regulations and other applicable requirements of the Copyright Office promulgated thereunder, as from time to time in effect and applicable to the Telecommunications Business, (c) the laws of any state governing or regulating the provision of any telecommunications services offered as part of the Telecommunications Business, (d) the rules, orders, regulations and other applicable requirements of any PUC as from time to time in effect and applicable to the Telecommunications Business and (e) the ordinances, rules, orders, regulations agreements and other applicable requirements of any Franchising Authority as from time to time in effect and applicable to the Telecommunications Business.

“Communications License(s)” means any license, authorization, certification, waiver or permit required from the FCC, any PUC, any Franchising Authority or any other relevant Governmental Authority acting under applicable law or regulations pertaining to or regulating the Telecommunications Business of the Loan Parties, including any FCC License, any PUC Authorization and any Franchise.

“Company” means Otelco Inc., a Delaware corporation.

“Company Group” means, collectively, each of the Borrowers and each of their direct and indirect Subsidiaries.

“Compliance Certificate” has the meaning set forth in Section 7.1(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to any Person for any period:

(a)          the Consolidated Net Income of such Person for such period,

plus

(b)          without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income for such period:

(i)          any provision for United States federal income taxes or other taxes measured by net income,

(ii)         Consolidated Net Interest Expense,

(iii)        any loss from extraordinary items,

(iv)        any depreciation and amortization expense,

(v)         any aggregate net loss on the Disposition of property (other than accounts and Inventory) outside the ordinary course of business,

(vi)        any non-recurring fees, expenses and other charges incurred in connection with the making of Permitted Investments, the incurrence of Permitted Indebtedness or the consummation of any acquisition permitted under this Agreement; and

(vii)       any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and Inventory), minus

(c)          without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:

(i)          any credit for U.S. federal income taxes or other taxes measured by net income,

(ii)         any gain from extraordinary items,

(iii)        any aggregate net gain from the Disposition of property (other than accounts and Inventory) outside the ordinary course of business, and

(iv)        any other non-cash gain, including any reversal of a charge referred to in clause (b)(vii) above by reason of a decrease in the value of any Equity Interest; and

(v)         solely for the purpose of calculating the Leverage Ratio on the Funding Date, any dividends or other distributions received by the Loan Parties from CoBank, ACB in connection with the Loan Parties’ investment in the stock of CoBank, ACB;

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) gains for such period on hedging agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on hedging agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with hedging agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contract” means a purchase order, sales agreement, equipment lease, distribution agreement, licensing agreement, franchise, bond, note, mortgage, indenture, guaranty, release, instrument, contract, agreement, commitment or arrangement (in every case, oral or written).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that, but for the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include (a) the sale or other disposition for value of any contracts and (b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is six months after the Maturity Date.

“Dollar, Dollars, U.S. Dollars” and the symbol “$”means lawful money of the United States of America.

“Effective Date” means (a) the Execution Date and (b) for purposes of Article 3 hereof and all other representation and warranties made by the Loan Parties hereunder or under any other Loan Document, the Funding Date.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the 6 calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)          air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)          water (including, without limitation territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)          land (including, without limitation, land under water).

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other Requirement of Law, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (b) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“Equity Issuance” means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Company of any cash capital contributions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

“Event of Default” has the meaning set forth in Article 9 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Account” means (a) any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees, (b) any Petty Cash Accounts, (c) any deposit account used for the purposes described in clause (f) of the definition of Permitted Liens or to secure letter of credit reimbursement obligations in an aggregate amount (with respect to such letter of credit reimbursement obligations) not to exceed $150,000 at any time, and (d) the Borrower’s deposit account at Wells Fargo Bank, N.A. so long as the balance thereof does not exceed $65,000, no new funds are added to such account following the Funding Date and such account is closed within 90 days after the Funding Date.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Investor or required to be withheld or deducted from a payment to any Investor: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of any Investor being organized under the laws of, or having its principal office or its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to any Investor’s failure to comply with Section 2.13(f) and (h) hereof and (c) any U.S. federal withholding Taxes imposed under FATCA.

“Execution Date” has the meaning specified therefor in Section 5.1.

“Existing Credit Facility” means the Third Amended and Restated Credit Agreement, dated as of May 24, 2013, by and among Otelco Inc. and certain of its subsidiaries, as credit parties, the lenders from time to time party thereto and General Electric Capital Corporation, as agent and lender.

“Existing Lenders” means the lenders party to the Existing Credit Facility.

“Extraordinary Receipts” means any cash received by the Company or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(ii) or (iii) of the Senior Loan Agreement), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance (other than to the extent such insurance proceeds are immediately payable to a Person that is not the Company or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of the Company or any of its Subsidiaries) and (g) any purchase price adjustment received in connection with any purchase agreement (excluding, however, any cash received by the Company or any of its Subsidiaries in respect of any working capital adjustments made pursuant to such purchase agreement). Notwithstanding the foregoing, in no event shall any dividends received by the Loan Parties from CoBank, ACB be deemed to constitute Extraordinary Receipts hereunder.

“Facility” means the real property identified on Schedule 1.01(A) and any New Facility hereafter acquired by the Company or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCC” means the Federal Communications Commission and any successor thereto.

“FCC License” means any Governmental Authorization granted or issued by the FCC.

“Federal Power Act” means the Federal Power Act, 16 U.S.C. §§ 791 et seq.

“Financial Statements” means (a) the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2014, and the related consolidated statement of operations, shareholders’ equity and cash flows for the fiscal year then ended, and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries for the 9 months ended September 30, 2015, and the related consolidated statement of operations, shareholder’s equity and cash flows for the 9 months then ended.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person and its Subsidiaries for such period minus Capital Expenditures made by such Person and its Subsidiaries during such period, to (b) the sum of (i) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period to the extent there is an equivalent permanent reduction in the commitments thereunder, plus (ii) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, plus (iii) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (iv) cash dividends or distributions paid, or the purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by such Person or any of its Subsidiaries, in respect of the Equity Interests of such Person or any of its Subsidiaries (other than dividends or distributions paid by a Loan Party to any other Loan Party) during such period.

“Foreign Official” has the meaning specified therefor in Section 3.30.

“Franchising Authority” means any Governmental Authority authorized by any federal, state or local law to grant a Franchise or to exercise jurisdiction over the rates or services provided by a cable television system pursuant to a Franchise or over Persons holding a Franchise.

“Franchise” means an initial Governmental Authorization or renewal thereof issued by a Franchising Authority which authorizes the acquisition, ownership, construction or operation of a cable television system.

“Funding Date” has the meaning specified therefor in Section 5.2.

“GAAP” means generally accepted accounting principles applicable in the United States of America.

“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Governmental Authority(ies)” when used in the singular, means any federal, state, local or foreign governmental or quasi-governmental instrumentality, agency, board,

commission or department or any regulatory agency, bureau, commission or authority and, when used in the plural, means all such entities.

“Governmental Authorization(s)” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any material filing, qualification or registration with, any Governmental Authority, including any Communications License.

“Hazardous Materials” means all materials of any kind which are flammable, explosive, toxic, radioactive or otherwise hazardous to animal or plant life or the environment, including, without limitation, “hazardous wastes,” “hazardous substances” and “contaminants,” as such terms are defined by Environmental Laws.

“High Cost Loop Support” means a federal funding program that provides support for the last mile of connection for rural companies in service areas where the cost to provide this services exceeds 115 percent of the national average cost per line.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than ninety (90) days after the date such payable was created and any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capital Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and the Investors and in accordance with accepted practice, of such Person under hedging agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Party” has the meaning set forth in Section 6.2.1 hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning set forth in Section 12.11 hereof.

“Intellectual Property” has the meaning specified therefor in the IP Security Agreement.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Borrowers in favor of the Collateral Agent for the benefit of the Investors, in form and substance reasonably satisfactory to the Collateral Agent.

“Interstate Common Line Support” means a federal funding program that provides support to offset interstate access charges, to the extent that subscriber line charge caps do not permit the recovery of the common line revenue requirements.

“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

“IP Security Agreement(s)” means each Intellectual Property Security Agreement delivered to the Collateral Agent under Article 5 hereof or Section 7.2 hereof by and between any Loan Party and the Collateral Agent, for the benefit of the Investors, in form and substance acceptable to the Collateral Agent.

“IRS” means the United States Internal Revenue Service.

“Issue Date” means the date on which the Note is first issued.

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit C, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.2).

“Key Management” means those persons identified as “Key Management” pursuant to Schedule 1.01(B) hereto.

“Law or Laws” means all (a) constitutions, treaties, statutes, laws (including common law), codes, rules, regulations, ordinances, requests or orders of any Governmental Authority; and (b) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority, in each case including all Environmental Laws, Tax, labor, employment and intellectual property laws.

“Legal Reservations” means the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws of general applicability relating to or affecting the rights of creditors.

“Leverage Ratio” means, with respect to any Person and its Subsidiaries for any period, the ratio of (a) all Indebtedness described in clauses (a), (b), (c), (d) and (e) in the definition thereof of such Person and its Subsidiaries as of the end of such period to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period.

“Liabilities” means, without limitation, any direct or indirect Indebtedness, guaranty, endorsement, Claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever.

“Loan” has the meaning set forth in the Background section hereof.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Documents, the Cerberus Intercreditor Agreement, the Intercompany Intercreditor Agreement, and all other instruments and documents executed and delivered in connection with the Loan.

“Losses” has the meaning set forth in Section 6.2.1 hereof.

“Mandatory Prepayment Event” has the meaning set forth in Section 2.8 hereof.

“Material Adverse Effect” means a material adverse effect on any of (a) the operations, assets, liabilities, financial or other condition of the Borrowers taken as a whole, (b) the ability of the Borrowers taken as a whole to perform any of their payment or other material obligations under any Loan Document, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of the Collateral Agent or any Investor under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Investors on Collateral having a fair market value in excess of $385,000.

“Material Contract” and “Material Contracts” means, with respect to any Person, (a) any contract described as a material contract in any filings made by the Company with the SEC, (b) the Senior Loan Documents, (c) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $550,000 or more in any fiscal year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium) and (d) all other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Facility” means (a) any Facility subject to any Mortgage, (b) any fee-owned Facility having a value in excess of $275,000, (c) any Facility leased, subleased or used by any Loan Party with respect to which the aggregate annual rent payments therefor exceed $330,000 and/or (d) any Facility that the Collateral Agent has determined is material to the business, operations, assets or financial condition of the Loan Parties.

“Maturity Date” has the meaning set forth in Section 2.2 hereof.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Investors, securing the Obligations and delivered to the Collateral Agent.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Net Cash Proceeds” means, with respect to, any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement), (b) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (c) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (d) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

“New Facility” has the meaning specified therefor in Section 7.13.

“Note” means individually and “Notes” means collectively, the senior subordinated promissory notes executed by the Borrowers in favor of each of the Investors, in the aggregate original principal amount set forth on Appendix II, in substantially the form attached hereto as Exhibit A.

“Obligations” means any and all indebtedness, obligations and liabilities of any type or nature, direct or indirect, absolute or contingent, related or unrelated, due or not due, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising or created by any Borrower to any Investor, related to the Loan or (without duplication) represented by or incurred pursuant or relating to the Loan Documents. Without limiting the generality of the foregoing, the term “Obligations” shall include, without limitation:

(a)          the principal of and interest on the Loan and the Notes;

(b)          any and all other fees, indemnities, costs, obligations and liabilities of the Borrowers from time to time under or in connection with the Loan Documents; and

(c)          all amounts (including but not limited to post-petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a proceeding under any Debtor Relief Law involving any Borrower.

“Ordinary Course of Business” means, as to any Person, the ordinary course of business for such Person consistent in all material respects with past practices.

“Other Connection Taxes” means, with respect to any Investor, Taxes imposed as a result of a present or former connection between such Investor and the jurisdiction imposing such Tax (other than connections arising from such Investor having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any of the Loan Documents).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor authority.

“Participant” has the meaning set forth in Section 12.2 hereof.

“Participant Register” has the meaning set forth in Section 12.2 hereof.

“Participations” has the meaning set forth in Section 12.2 hereof.

“Permitted Disposition” means:

(a)          sale of inventory in the ordinary course of business;

(b)          leasing or subleasing assets in the ordinary course of business;

(c)          any involuntary loss, damage or destruction of property;

(d)          any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(e)          Dispositions of assets (i) by a Borrower to another Borrower, (ii) by any Subsidiary of the Company that is not a Borrower to any other Subsidiary of the Company that is not a Borrower, (iii) so long as no Event of Default has occurred and is continuing or would result therefrom, by Subsidiaries of the Company that are not Borrowers to the Borrowers and (iv) so long as no Event of Default has occurred and is continuing or would result therefrom, by the Borrowers to Subsidiaries of the Company that are not Borrowers (including, without limitation, any PUC Restricted Subsidiary) so long as, for purposes of this clause (iv), (A) the aggregate fair market value of all such assets does not exceed $110,000 in any single transaction or $275,000 in the aggregate in any fiscal year and (B) the Borrowers have Availability plus Qualified Cash of not less than $5,000,000 before and after giving effect to such Disposition;

(f)          the use or transfer of cash and Cash Equivalents by Company and its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(g)          Disposition of equipment, fixtures or real estate that are obsolete, surplus or no longer used or useful in the Borrowers’ business so long as the aggregate fair market value of all such assets does not exceed $110,000 in any single transaction or $275,000 in the aggregate in any fiscal year;

(h)          Disposition of assets acquired in a Permitted Investment described in clause (d) of the definition thereof so long as the aggregate fair market value of all such assets does not exceed $110,000 at any time;

(i)          Disposition of other equipment and fixtures having a fair market value not exceeding $110,000 in any single transaction or $550,000 in the aggregate in any fiscal year;

(j)          Dispositions of customer accounts by a Borrower in connection with compromise or collections in the ordinary course of business;

(k)          Dispositions of non-material Intellectual Property so long as the aggregate fair market value of all such Intellectual Property does not exceed $110,000 in any fiscal year.

provided that (x) the Net Cash Proceeds of all Dispositions described above are paid to the Senior Lenders pursuant to the terms of Section 2.05(c)(ii) of the Senior Loan Agreement or applied as provided in Section 2.05(c)(vi) of the Senior Loan Agreement and (y) each Disposition described above (other than Dispositions described in clauses (c) and (d) above) shall be for fair market value and (other than Dispositions described in clauses (c), (d) and (e) above) for proceeds consisting of at least 75% cash.

“Permitted Indebtedness” means:

(a)          any Indebtedness owing to any Investor under this Agreement and the other Loan Documents;

(b)          any other Indebtedness listed on Schedule 8.2, and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c)          Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(d)          Permitted Intercompany Investments;

(e)          Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;

(f)          Indebtedness of any Borrower incurred in connection with the issuance of letters of credit on behalf of such Borrower in the ordinary course of business; provided that (i) the aggregate amount of such letters of credit shall not exceed $165,000 at any one time outstanding and (ii) such letters of credit must be cash collateralized in an amount not to exceed the amount set forth in clause (p) of the definition of Permitted Liens;

(g)          Indebtedness incurred in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, to the extent such arrangement is customary and is entered into in the ordinary course of business so long as the aggregate amount of all such Indebtedness does not to exceed $110,000 at any time;

(h)          Indebtedness of any Borrower under or in connection with the Senior Debt, provided that such Indebtedness is subject to the Cerberus Intercreditor Agreement;

(i)          guaranties made by a Borrower or a Subsidiary thereof for the benefit of any other Borrower or any other Subsidiary of a Borrower if the primary obligation of such other Borrower or such other Subsidiary is permitted by this Agreement, provided that if the payment of such primary obligation is subordinated to the payment of any of the Obligations, then the payment of such guaranteed Indebtedness shall be subordinated to the payment of the Obligations on the same basis that such primary obligation is so subordinated;

(j)          Indebtedness arising under indemnity agreements with title insurers to cause such title insurers to issue in favor of the Collateral Agent mortgagee Title Insurance Policies;

(k)          Subordinated Indebtedness (other than Indebtedness under the Subordinated Debt Credit Facility) in an aggregate outstanding principal amount not exceeding $1,650,000 at any time;

(l)          additional unsecured Indebtedness in an aggregate amount not to exceed $1,100,000 at any time; and

(m)          any Indebtedness owing to any Existing Lender under the Existing Credit Facility, provided that such Indebtedness shall be paid in full on or before the Funding Date, all as described in subclause (j) of Section 5.2.

“Permitted Intercompany Investments” means Investments made by (a) a Borrower to or in another Borrower, (b) a Subsidiary that is not a Borrower to or in another Subsidiary that is not a Borrower, (c) a Subsidiary that is not a Borrower to or in a Borrower, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement (as defined in the Senior Loan Agreement) and (d) a Borrower to or in a Subsidiary that is not a Borrower (including, without limitation, a PUC Restricted Subsidiary) so long as, for purposes of this clause (d), (i) the aggregate amount of all such Investments made by the Borrowers to or in Subsidiaries that are not Borrowers does not exceed $110,000 at any time outstanding, (ii) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment, and (iii) the Borrowers have Availability plus Qualified Cash of not less than $5,000,000 after giving effect to such Investment.

“Permitted Investments” means:

(a)          Investments in cash and Cash Equivalents;

(b)          Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)          advances made in connection with purchases of goods or services in the ordinary course of business;

(d)          Investments received in settlement of amounts due to any Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to any Borrower or any of its Subsidiaries as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e)          Investments existing on the date hereof, as set forth on Schedule 8.5 hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(f)          Permitted Intercompany Investments;

(g)          loans and advances by the Loan Parties to employees in the ordinary course of business not to exceed $110,000 in the aggregate at any time outstanding;

(h)          Investments consisting of deferred payment obligations received as consideration from a Permitted Disposition, so long as such Investments do not in the aggregate exceed $110,000 at any time;

(i)          prepaid expenses, negotiable instruments held for collection and lease, and utility and workers’ compensation, performance and other similar deposits, in each case, created in the ordinary course of business;

(j)          to the extent constituting an Investment, Contingent Obligations permitted pursuant to Section 8.5; and

(vi)        other Investments made by the Borrowers not exceeding $1,100,000 in the aggregate outstanding at any time plus Equity Interests (other than Disqualified Equity Interests) and/or the proceeds of Equity Interests (other than Disqualified Equity Interests).

“Permitted Liens” means:

(a)          Liens securing the Obligations;

(b)          Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.3(b);

(c)          Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)          Liens described on Schedule 8.1, provided that any such Lien shall only secure the Indebtedness that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(e)          purchase money Liens on equipment acquired or held by any Borrower or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof;

(f)          deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g)          with respect to any Facility, easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Borrower or any of its Subsidiaries in the normal conduct of such Person’s business;

(h)          Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i)          the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property;

(j)          non-exclusive licenses of Intellectual Property rights in the ordinary course of business;

(k)          judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.9;

(l)          rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(m)          licenses, sublicenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of Company or any of its Subsidiaries;

(n)          precautionary financing statement filings regarding operating leases;

(o)          Liens securing the obligations under the Senior Debt, so long as the Senior Debt is subject to the Cerberus Intercreditor Agreement;

(p)          Liens on cash that is pledged as cash collateral to secure letters of credit permitted under clause (f) of the definition of Permitted Indebtedness in an amount not to exceed 105% of the greatest amount that can be drawn; and

(q)          Liens securing the obligations owed by the Loan Parties to the Existing Lenders under the Existing Credit Facility, provided that such shall be released on or before the Funding Date all as described in subclause (j) of Section 5.2.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capital Lease Obligations) incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of “Permitted Liens”; provided that (a) such Indebtedness is incurred within 20 days after such acquisition, (b) such Indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the aggregate principal amount of all such Indebtedness shall not exceed $275,000 at any time outstanding.

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:

(a)          after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;

(b)          such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified;

(c)          such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Investors than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

(d)          the Indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Permitted Restricted Payments” means any of the following Restricted Payments made by:

(a)          any Borrower to the Borrowers,

(b)          any Subsidiary of any Borrower to such Borrower,

(c)          the Company to pay dividends in the form of common Equity Interests,

(d)          the Company may redeem or repurchase shares of its common Equity Interests from its officers, employees, consultants and directors in connection with the termination of employment or engagement of any such Person, provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the aggregate amount paid in respect of all such shares so redeemed or repurchased does not exceed $110,000 in any fiscal year,

(e)          to the extent constituting a Restricted Payment, any Permitted Intercompany Investment, and

(f)          the automatic conversion of the Company’s Class B Common Stock into Class A Common Stock (as such terms are defined in the Company’s certificate of incorporation) upon the payment in full of the Indebtedness under the Existing Credit Facility pursuant to the Company’s certificate of incorporation.

“Permitted Specified Liens” means Permitted Liens described in clauses (a), (b) and (c) of the definition of Permitted Liens, and, solely in the case of Section 7.2(a), including clauses (g), (h) and (i) of the definition of Permitted Liens.

“Person” means an individual, corporation, partnership, joint venture, association, trust, or other entity or organization.

“Petty Cash Accounts” means Cash Management Accounts with deposits at any time in an aggregate average monthly balance not in excess of $20,000 for any one account and $100,000 in the aggregate for all such accounts.

“Plan” means any Employee Plan or Multiemployer Plan.

“Prepayment Premium” has the meaning set forth in Section 2.9 hereof.

“Projections” means financial projections of the Company and its Subsidiaries delivered pursuant to Section 3.7(b), as updated from time to time pursuant to Section 7.1(e).

“Property” means any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“PUC” means any state Governmental Authority that exercises jurisdiction over the rates or services or the acquisition, ownership, construction or operation of any telecommunications systems or over Persons who own, construct or operate a telecommunications system, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state, including, without limitation, the PUC of Alabama, the PUC of Missouri, the Department of Telecommunications and Cable of Massachusetts, the PUC of New Hampshire, Public Services Commission of West Virginia, the Public Utilities Commission of Maine and the Vermont Public Service Board.

“PUC Authorization” means any Governmental Authorization granted or issued by a PUC.

“PUC Restricted Subsidiary” means each Subsidiary of the Company listed on Schedule 1.01(D), but only for so long as such Subsidiary is required by applicable law to obtain consent from a PUC in order to execute and deliver a Security Agreement or guaranty any of the Obligations hereunder.

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Real Property” means, collectively, all real property owned by any Borrower or in which any Borrower has a leasehold interest and all real property hereafter acquired by any Borrower in fee or by means of a leasehold interest, including all real property on which any Borrower’s business is now conducted, together with all goods located on any such real property that are or may become “fixtures” under the law of the jurisdiction in which such real property is located.

“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of each Material Facility:

(a)          a Mortgage duly executed by the applicable Loan Party,

(b)          evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Investors thereunder;

(c)          a Title Insurance Policy or bring-down of the existing Title Insurance Policy with respect to each Mortgage, dated as of the date on which such Mortgage is required to be delivered;

(d)          a current ALTA survey and a surveyor’s certificate, in form and substance satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such Facility is located and satisfactory to the Collateral Agent;

(e)          a copy of each letter issued by the applicable Governmental Authority, evidencing each Material Facility’s compliance with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density and height requirements and other building and zoning laws together with a copy of all certificates of occupancy issued with respect to each Material Facility;

(f)          an opinion of counsel, satisfactory to the Collateral Agent, in the state where such Material Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Collateral Agent may reasonably request; and

(g)          such other agreements, instruments and other documents (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.

“Register” has the meaning set forth in Section 12.2 hereof.

“Registered Intellectual Property” means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Investors” means Investors holding more than 66 2/3% of the sum of the aggregate unpaid amount of the loan then outstanding.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party.

“Sanctions” means, individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and Anti-Terrorism Laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Treasury Department Office of Foreign Assets Control (OFAC), the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other governmental authorities with jurisdiction over any Investor or the Borrowers.

“Sanctioned Person” means any Person that is a target of Sanctions, including without limitation, a Person that is: (a) listed on OFAC’s Specially Designated Nationals and Blocked Persons List; (b) listed on OFAC’s Consolidated Non-SDN List; (c) a legal entity that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s); or (d) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.

“SBA” has the meaning set forth in Section 3.25 hereof.

“SBA Act” has the meaning set forth in Section 3.25 hereof.

“SBA Forms” means the Size Status Declaration (SBA Form 480), the Assurance of Compliance for Non-Discrimination (SBA Form 652), and the Portfolio Financing Report (SBA Form 1031).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement delivered to the Collateral Agent, for the benefit of the Investors, under Article 5 hereof by the Borrowers in form and substance acceptable to the Collateral Agent, and any joinder or supplement thereto, all as may be amended, modified or restated from time to time in accordance with the terms hereof and thereof.

“Security Document” means, individually, and “Security Documents” means, collectively, any or all of: (a) the Security Agreement, (b) the IP Security Agreements, (c) any landlord or bailee waivers reasonably required by the Collateral Agent under the terms of the Security Agreement, (d) any deposit account control agreements, (e) the Mortgages, (f) any additional documents required by the Collateral Agent under Section 7.2 hereof, (g) all other security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any Property of any Person to secure the obligations and liabilities of any Borrower under any Loan Document, (h) the ancillary documents relating to the documents set forth in prior clauses (a) – (g), and (i) all extensions, supplements, renewals, amendments, substitutions or replacements to any of the foregoing.

“Senior Debt” means Indebtedness incurred by the Borrowers under the terms of the Senior Loan Agreement in a principal amount up to the Senior Debt Cap (as defined in the Cerberus Intercreditor Agreement), in each case which is subject to the terms of the Cerberus Intercreditor Agreement.

“Senior Debt Loan Documents” means, collectively, the Senior Loan Agreement and each other “Loan Document” as defined therein.

“Senior Agent” means Cerberus Business Finance, LLC, a Delaware limited liability company.

“Senior Lenders” means, collectively, each lender from time to time party to the Senior Loan Agreement.

“Senior Loan Agreement” means the Loan Agreement dated the date hereof by and among the Company, each Subsidiary of the Company listed as a “Guarantor” on the signature pages thereto, the Senior Lenders and Senior Agent, as collateral agent and administrative agent, as it may be amended, restated or modified from time to time as permitted under the terms of the Cerberus Intercreditor Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

“Subordinated Indebtedness” means Indebtedness of any Loan Party the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are satisfactory to the Collateral Agent and the Required Investors and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (a) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Collateral Agent and the Required Investors, or (b) otherwise on terms and conditions satisfactory to the Collateral Agent and the Required Investors.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Company unless the context expressly provides otherwise.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Telecommunications Business(es)” means the business of (a) transmitting or providing services relating to the transmission of voice, video or data through transmission facilities, (b) constructing, creating, developing or producing communications networks, related network transmission, equipment, software, devices and content for use in a communications or content distribution business or (c) evaluating, participating or pursuing any other activity or opportunity that is primarily related to (a) or (b) above.

“Termination Event” means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Code, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued to the Collateral Agent by or on behalf of a title insurance company selected by or otherwise satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements satisfactory to the Collateral Agent, delivered to the Collateral Agent.

“Transfer” means the sale, assignment, lease, transfer, mortgaging, encumbering or other disposition, whether voluntary or involuntary, and whether or not consideration is received therefor.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“UCC Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage.

“U.S.” means the United States of America.

“Withholding Agent” means any Borrower and the Investor, as applicable.

Section 1.2.          Interpretation. (a)          Each reference herein to a particular Person shall include a reference to such Person’s successors and permitted assigns. A reference to any document or agreement shall include such document or agreement as amended, restated, modified or supplemented from time to time in accordance with its terms, unless otherwise noted. A reference to any law, rule, regulation or statute includes any amendment or modification thereto. A reference to the knowledge or awareness of Company or a Borrower shall mean the actual knowledge of Key Management after reasonable inquiry by those individuals. The words “herein” “hereof,” “hereunder,” “hereto,” and words of like import shall refer to this Agreement as a whole and not any particular article, section or subdivision of this Agreement. A reference to an Article, Section, Exhibit or Appendix is a reference to the Article, Section, Exhibit or Appendix of this Agreement unless otherwise indicated. The Exhibits and Schedules hereto shall be deemed as fully a part of this Agreement as if set forth herein in full. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement. In this Agreement, the singular includes the plural and the plural includes the singular, pronouns stated in the neuter gender shall include the masculine, the feminine and the neuter, and the words “including,” “include” and “includes” shall be deemed to be followed by the words “without limitation.”

(b)          Terms defined in the UCC but not otherwise defined herein shall have the meanings assigned to them in the UCC.

(c)          Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP as in effect on the date hereof unless otherwise agreed to by the Borrowers and the Investor.

Article 2

Loan

Section 2.1.          The Loan. Subject to the provisions of this Agreement, and relying upon the representations and warranties herein set forth as and when made or deemed to be made, each Investor, severally, will advance the original principal amount of its Note to the Borrowers upon the satisfaction of the applicable conditions set forth in Sections 5.1 and 5.2. The Investors and the original principal amounts of the Notes to be purchased by each are set forth on Appendix II hereto.

Section 2.2.          Promissory Note. The indebtedness of the Borrowers to the Investors for the Loan shall be evidenced by the Notes in the aggregate original principal amount set forth on Appendix II. The Notes shall mature on the date that is five years and six months after the Funding Date (the “Maturity Date”). The Notes shall be subordinated to the Senior Debt pursuant to the terms of the Cerberus Intercreditor Agreement.

Section 2.3.          Payments of Principal. The entire unpaid principal balance of the Loan shall be due and payable on the Maturity Date, unless due sooner in accordance with Section 10.1.

Section 2.4.          Payment of Interest. The Notes shall bear interest on the outstanding amounts owed thereunder, computed on the basis of a 360-day year for the actual number of days elapsed, and shall be payable in accordance with the following:

(a)          Regular Interest. Interest shall accrue on the outstanding principal amount of the Notes at a rate equal to twelve percent (12%) per annum. The Borrowers shall pay unpaid interest accruing under this Section 2.4(a) on the last Business Day of every month beginning with the first full calendar month following the Funding Date in cash via ACH direct debit (or as otherwise authorized by any Investor).

(b)          PIK Interest. Additional interest shall accrue on the outstanding principal amount of the Notes at a rate equal to two percent (2%) per annum. Interest accrued under this Section 2.4(b) shall be added to the principal amount then outstanding hereunder on the last Business Day of every fiscal quarter beginning with the first full fiscal quarter following the Funding Date.

Section 2.5.          Default and Remedies. In the event of the occurrence and continuance of any of the Events of Default described in Article 9 of this Agreement or described in Section 2 of the Notes, the Investors shall be entitled to the remedies set forth in Article 10 of this Agreement and Section 2 of the Note.

Section 2.6.          Payments. All payments of principal, interest, fees and other amounts due under the Notes shall be made by the Borrowers to the applicable Investor in lawful money of the United States of America, by check or wire transfer (according to the wiring instructions set forth at Schedule 2.6) or ACH direct debit pursuant to the authorization provided pursuant to Section 5.2(v), of immediately available funds before 5:00 p.m. on the Business Day on which any such amount is due at the office of each Investor or such other office or by such other means as each Investor shall direct in a written notice delivered to Company in accordance with the terms of Article 11; provided, that all payments of interest due under Section 2.4(a) shall be made via ACH direct debit (or as otherwise authorized by any Investor).

Section 2.7.          Optional Prepayments. Upon five (5) Business Days’ prior written irrevocable notice to the Investors, the Borrowers may elect to prepay, in whole or in part, the outstanding amount of principal under the Notes, together with all accrued and unpaid interest on the principal amount prepaid to the date of prepayment, as well as all of the other monetary obligations or Borrower Obligations that are payable with respect to the Notes; provided, however, that any such prepayment must be accompanied by the applicable Prepayment Premium, if any, computed pursuant to Section 2.9 hereof. Notwithstanding the above, a Prepayment Premium shall not be applicable if any prepayment is made from the proceeds of a Mandatory Prepayment Event due to an Act of Dissolution as provided in Section 2.8(b).

Section 2.8.          Mandatory Prepayments. The Notes, including the outstanding principal balance thereof, any accrued and unpaid interest thereon (and the appropriate Prepayment Premium, if any, computed pursuant to Section 2.9 hereof), and all other Borrower Obligations shall be immediately due and payable at the option of the Required Investors if any of the following events occur (each, a “Mandatory Prepayment Event”):

(a)          the occurrence of a Change of Control; or

(b)          the occurrence of an Act of Dissolution.

Company shall deliver to the Investors notice: (x) with respect to a Mandatory Prepayment Event under clause (a) or (b) above to which any Borrower is a party, no later than the earliest of (i) approval by the Board of Directors of any Borrower of any Contract or transaction, or the execution and delivery by any Borrower of any Contract, which will result in (alone or together with any related transactions) a Mandatory Prepayment Event, or (ii) thirty (30) days prior to the occurrence of such Mandatory Prepayment Event; and (y) with respect to a Mandatory Prepayment Event under clause (a) or (b) above if no Borrower is party to the transaction(s) resulting in such Mandatory Prepayment Event, promptly upon first becoming aware of such Mandatory Prepayment Event or of transactions which would result in a Mandatory Prepayment Event. Such notice shall describe the Mandatory Prepayment Event in detail. Nothing in this Section 2.8 shall constitute a consent to any Change of Control or Act of Dissolution to the

extent such Change of Control or Act of Dissolution is otherwise prohibited or constitutes an Event of Default.

Section 2.9.          Prepayment Premium. Any prepayment made by the Borrowers pursuant to Section 2.7 or Section 2.8 or as a result of acceleration of the Loan pursuant to Section 10.1 prior to the third (3rd) anniversary of the Funding Date is subject to the following schedule of prepayment premiums, which premiums shall be paid in full by the Borrowers at the time of any such prepayment (the “Prepayment Premium”):

Prepayment made on or After:	Premium

the Funding Date, but before the first anniversary of the Funding Date	Premium equal to 3% of the outstanding principal amount of the Loan being repaid

the first anniversary of the Funding Date, but before the second anniversary of the Funding Date	Premium equal to 2% of the outstanding principal amount of the Loan being repaid

the second anniversary of the Funding Date, but before the third anniversary of the Funding Date	Premium equal to 1% of the outstanding principal amount of the Loan being repaid

Notwithstanding the foregoing, prepayments of interest added to the principal amount outstanding hereunder under the terms of Section 2.4(b) hereof shall not be subject to this Prepayment Premium.

Section 2.10.         Joint and Several Obligations. The obligations of the Borrowers hereunder shall be joint and several.

Section 2.11.         Administrative Borrower. Each Borrower hereby irrevocably appoints Administrative Borrower as the borrowing agent and attorney-in-fact for the Borrowers which appointment shall remain in full force and effect unless and until the Collateral Agent and the Investors shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Collateral Agent and Investors and receive from the Collateral Agent and Investors all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Collateral Agent nor the Investors shall incur liability to the Borrowers as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

Section 2.12.         Increased Costs.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, capital requirements, compulsory loan, insurance charge or similar requirement against assets of, or loans extended by, the Investors;

(ii)         subject the Investors to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on the Investors any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loan made by Investors;

and the result of any of the foregoing shall be to increase the cost to the Investors of making, continuing or maintaining the Loan or of maintaining its obligation to make the Loan, or to reduce the amount of any sum received or receivable by the Investors (whether of principal, interest or any other amount) then, upon request of any Investor, the Borrowers will pay to the Investor, such additional amount or amounts as will compensate such Investor for such additional costs incurred or reduction suffered.

(b)          Certificates for Reimbursement. A certificate of an Investor setting forth the amount or amounts necessary to compensate such Investor as specified in paragraph (a) of this Section and delivered to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall pay such Investor the amount shown as due on any such certificate within 10 days after receipt thereof.

(c)          Delay in Requests. Failure or delay on the part of any Investor to demand compensation pursuant to this Section shall not constitute a waiver of such Investor’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Investor pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that any Investor notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Investor’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13.         Taxes.

(a)          Defined Terms. For purposes of this Section 2.13, the term “applicable law” includes FATCA.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased by the amount (an “Additional Amount”) necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) each Investor receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of each Investor timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Investor, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section, and for the avoidance of doubt, including Additional Amounts) payable or paid by each Investor or required to be withheld or deducted from a payment to each Investor and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by such Investor shall be conclusive absent manifest error.

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.13, such Borrower shall deliver to the Investors the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Investors.

(f)          Status of Investors.

(i)          Each Investor (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”)) that is not a U.S. Person (a “Non-U.S. Lender”) agrees that it shall, no later than the Closing Date (or, in the case of an Investor which becomes a party hereto pursuant to Section 12.2 hereof after the Closing Date, promptly after the date upon which such Investor becomes a party hereto) deliver to the applicable Borrower and the Administrative Borrower one properly completed and duly executed copy of either IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding Tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender hereby represents to the applicable Borrower and the Administrative Borrower that such Non-U.S. Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Collateral Agent in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, such Investor (or Transferee) shall deliver such forms within 30 days after receipt of a reasonable written request therefor from the Administrative Borrower or the applicable Borrower , the assigning Investor or the Investor granting a participation, as applicable. Notwithstanding any other provision of this Section 2.13, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.13(f) that such Non-U.S. Lender is not legally able to deliver.

(ii)         Any Investor (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.13 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower if the making of such a filing would avoid the need for or reduce the amount of any such indemnity payment or Additional Amount that may thereafter accrue, would not require such Investor (or Transferee) to disclose any information such Investor (or Transferee) deems confidential and would not, in the sole determination of such Investor (or Transferee), be otherwise disadvantageous to such Investor (or Transferee).

(iii)        If a payment made to an Investor (or Transferee) under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Investor (or Transferee) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Investor (or Transferee) shall deliver to the applicable Borrower and the Administrative Borrower at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrower or the Administrative Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower and the Administrative Borrower as may be necessary for the applicable Borrower and the Administrative Borrower to comply with their obligations under FATCA and to determine that such Investor (or Transferee) has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Any forms, certifications or other documentation under this clause (f) shall be delivered by each Investor (or Transferee).

(g)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of Additional Amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the

Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or Additional Amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Tax Documents. If the Company requests, each Investor shall deliver to the Company on or prior to the date on which such Investor becomes a party to this this Agreement (and from time to time thereafter upon the reasonable request of the Company), executed copies of IRS Form W-9 certifying that such Investor is exempt from U.S. federal backup withholding Tax.

(i)          Survival. Each party’s obligations under this Section 2.13 shall survive any assignment of rights by, or the replacement of, any Investor and the repayment, satisfaction or discharge of all the Obligations under any Loan Document.

Section 2.14.         Mitigation Obligations; Replacement of Investors.

(a)          If any Investor requires the Borrowers to pay any Additional Amounts under Section 2.13 or requests compensation under Section 2.12, then such Investor shall (at the request of the Administrative Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Investor, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.13 in the future, and (ii) would not subject such Investor to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Investor. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Investor in connection with any such designation or assignment.

(b)          If any Investor requires the Borrowers to pay any Additional Amounts under Section 2.13 or requests compensation under Section 2.12 and, in each case, such Investor has declined or is unable to designate a different lending office in accordance with Section 2.14(a) above, then the Administrative Borrower may, at its sole expense and effort, upon notice to such Investor and the consent of the Collateral Agent (which consent shall not be unreasonably withheld), require such Investor to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.2), all of its interests, rights and obligations under this Agreement and the other Loan

Documents to an assignee that shall assume such obligations (which assignee may be another Investor, if an Investor accepts such assignment); provided that:

(iv)        such Investor shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(v)         in the case of any such assignment resulting from payments required to be made pursuant to Section 2.13 or a claim for compensation under Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter; and

(vi)        such assignment does not conflict with applicable law.

Prior to the effective date of such assignment, the assigning Investor shall execute and deliver an assignment and assumption agreement in accordance with Section 12.2, subject only to the conditions set forth above. If the assigning Investor shall refuse or fail to execute and deliver any such assignment and assumption agreement prior to the effective date of such assignment, the assigning Investor shall be deemed to have executed and delivered such assignment and assumption agreement. Any such assignment shall be made in accordance with the terms of Section 12.2.

(c)          An Investor shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Investor or otherwise, the circumstances entitling the Administrative Borrower to require such assignment and delegation cease to apply.

Section 2.15.         AHYDO Catch-Up Payments. Notwithstanding any provision contained herein, on or before the end of each accrual period (within the meaning of Section 163(i)(2)(A) of the Code) that ends after the fifth anniversary of the Loan’s issuance, the applicable Borrowers shall pay in cash to the applicable recipient such amount as shall be necessary to ensure that the Loan shall not be considered an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code or any successor provision (an “AHYDO Catch-Up Payment”).

Article 3

Representations and Warranties of the Borrowers

Each Borrower hereby represents and warrants to each Investor, as of the date hereof, as follows:

Section 3.1.          Organization, Good Standing, Etc. Each member of the Company Group is (i) a legal entity of the type set forth on Schedule 3.1, duly incorporated (or otherwise formed), validly existing and in good standing under the laws of the jurisdiction in which it was organized as set forth on Schedule 3.1, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect.

Section 3.2.          Authorization, Etc. The execution, delivery and performance by each Borrower of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable material Requirement of Law or (C) any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of this subclause (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

Section 3.3.          Governmental Approvals. Subject to the specific representations with respect to the Telecommunications Approvals set forth below, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Borrower of any Loan Document to which it is or will be a party other than (x) the authorizations and approvals to be obtained on or before the Funding Date, (y) filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation, on the Funding Date and (z) any consents or approvals of any Person other than a Governmental Authority where the failure to obtain such consents or approvals of any such Person, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.3, each Loan Party has all Communications Licenses and Governmental Authorizations and has filed all required federal and state applications and notifications, in each case necessary for the operation of the Telecommunications Businesses in the United States respectively conducted by the Borrowers (the Communications Licenses, Governmental Authorizations and federal and state applications and notifications necessary for the operation of the Telecommunications Businesses in the United States respectively conducted by the Loan Parties, the “Telecommunications Approvals”), except for those Telecommunications Approvals the absence of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the Funding Date, Schedule 3.3 correctly lists (i) all such Communications Licenses and Governmental Authorizations; (ii) the geographical area to which each of such Communications Licenses and Governmental Authorizations relates; (iii) the Governmental Authority that issued each of such Communications Licenses and Governmental Authorizations; (iv) the expiration date, if any, of each of such Communications Licenses and Governmental Authorizations; and (v) if not issued in the name of a Borrower, the name of the Person in whose name such Communications Licenses and Governmental Authorizations are nominally issued. As of the Funding Date, all Telecommunications Approvals granted to the Borrowers remain in full force and effect, except to the extent the failure thereof to be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a

Material Adverse Effect, and have not been revoked, suspended, canceled or modified in any adverse way, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and are not subject to any conditions or requirements that are not generally imposed by the FCC, any PUC, any Franchising Authority or any other Governmental Authority upon the holders of such Telecommunications Approvals that, individually or in the aggregate, could reasonably be expected to result in Material Adverse Effect. Except as set forth in Schedule 3.3, each Borrower has filed all required reports, applications and statements of account with the FCC, the Copyright Office, any PUC and any Franchising Authority, as the case may be, and has paid all Franchise, license, regulatory, copyright royalty or other fees and charges which have become due pursuant to any Telecommunications Approvals, except for fees or charges the failure to pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.3, no Borrower is in violation of, or in default of, in a manner that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, any applicable Communications Law or the provisions, terms and conditions of any Telecommunications Approval. There are no pending or, to the knowledge of any Loan Party, threatened formal complaints, proceedings, letters of inquiry, notices of apparent liability, investigations, protests, petitions or other written objections against any Borrower at the FCC or the PUC or Franchising Authority of any jurisdiction in which any Borrower operates, except for matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.4.          Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Borrower is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.5.          Capitalization. On the Effective Date, after giving effect to the transactions contemplated hereby, the authorized Equity Interests of the Company and each of its Subsidiaries and the issued and outstanding Equity Interests of the Company and each of its Subsidiaries are as set forth on Schedule 3.5. All of the issued and outstanding shares of Equity Interests of the Company and each of its Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. All Equity Interests of such Subsidiaries of the Company are owned by the Company free and clear of all Liens (other than Permitted Specified Liens). Except as described on Schedule 3.5, there are no outstanding debt or equity securities of the Company or any of its Subsidiaries and no outstanding obligations of the Company or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Company or any of its Subsidiaries.

Section 3.6.          Litigation. Except as set forth in Schedule 3.6, there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

Section 3.7.          Financial Statements.

(a)          The Financial Statements, copies of which have been delivered to the Collateral Agent and the Investors, fairly present the consolidated financial condition of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Company and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP. All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Company and its Subsidiaries are set forth in the Financial Statements. Since December 31, 2014 no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(b)          The Company has heretofore furnished to Collateral Agent and the Investors (A) projected monthly balance sheets, income statements and statements of cash flows of the Company and its Subsidiaries for the period from January 1, 2016, through December 31, 2016, and (B) projected quarterly balance sheets, income statements and statements of cash flows of the Company and its Subsidiaries for the period from January 1, 2017 through December 31, 2020, which projected financial statements shall be updated from time to time pursuant to Section 7.1(e).

Section 3.8.          Compliance with Law, Etc. No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any material Requirement of Law, or (iii) any term of any Contractual Obligation (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, except, in the case of this clause (iii), where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, and no default or event of default has occurred and is continuing thereunder.

Section 3.9.          ERISA. Except as set forth on Schedule 3.9, (i) each Employee Plan is in substantial compliance with ERISA and the Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the IRS and delivered to the Investors, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the IRS with respect to any Employee Plan have been delivered to the Investors, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Code at any time during the previous 60 months, and (vi) no Lien imposed under the Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Code. Except as set forth on Schedule 3.9, no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer

Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

Section 3.10.         No Violation. No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any material Requirement of Law, or (iii) any term of any Contractual Obligation (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, except, in the case of this clause (iii), where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, and no default or event of default has occurred and is continuing thereunder.

Section 3.11.         Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulations T, U and X.

Section 3.12.         Nature of Business.

(a)          No Loan Party is engaged in any business other than as set forth on Schedule 3.12 and business ancillary or incidental thereto.

(b)          The Company does not have any material liabilities (other than liabilities arising under the Loan Documents and the Senior Debt Loan Documents), own any material assets (other than the Equity Interests of its Subsidiaries) or engage in any operations or business (other than the ownership of its Subsidiaries and operations incidental thereto).

Section 3.13.         Adverse Agreements, Etc. No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

Section 3.14.         Permits, Etc. Except for the Governmental Approvals described in Section 3.3, each Loan Party has, and is in compliance with, all other permits, licenses, authorizations, approvals, entitlements and accreditations (required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

Section 3.15.         Properties.

(a)          Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets (other than the Loan Parties’ Facilities) material to its business, free and clear of all Liens, except Permitted Liens.

(b)          All such properties and assets are in good working order and condition, ordinary wear and tear excepted. As of the Effective Date, (i) all Material Facilities are listed on Schedule 1.01(B), under the heading “Material Facilities” and constitutes all of the Material Facilities owned, leased or subleased by any Loan Party and (ii) the other real property listed in Schedule 1.01(B) under the heading “Other Facilities” and constitutes, to the best of each Loan Party’s knowledge after due inquiry, all of the other real property owned, leased or subleased by any Loan Party. Each Loan Party owns good and marketable fee simple title to all of its owned Facilities, and valid and marketable leasehold interests in all of its leased Facilities, all as described on Schedule 1.01(B), and copies of all such leases or a summary of terms thereof reasonably satisfactory to the Collateral Agent have been delivered or otherwise made available to the Collateral Agent. Schedule 1.01(B) further describes (i) any Material Facility with respect to which any Loan Party is a lessor, sublessor or assignor as of the Effective Date and (ii) to the best of each Loan Party’s knowledge after due inquiry, any other Material Facility with respect to which any Loan Party is a lessor, sublessor or assignor as of the Effective Date. Each Loan Party also has good and, as applicable, marketable title to, valid leasehold interests in, or other valid rights to use, all of its personal property and assets as of the Effective Date. None of the Facilities of any Loan Party are subject to any Liens other than Permitted Liens, and there are no facts, circumstances or conditions known to any Loan Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Liens. Each Loan Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Loan Party’s right, title and interest in and to all such Facilities and other properties and assets. Schedule 1.01(B) also describes any purchase options, rights of first refusal or other similar contractual rights in effect as of the Effective Date pertaining to any Facility owned by any Loan Party. Schedule 1.01(B) also describes any purchase options, rights of first refusal or other similar contractual rights in effect on the Effective Date pertaining to any Loan Party’s leasehold interest (1) in any Facility leased by such Loan Party which was created or granted by any Loan Party or any Person claiming by, through or under a Loan Party and (2) in any Material Facility leased by such Loan Party which was created or, to the knowledge the Loan Parties, granted by any other Person. As of the Effective Date, no portion of any Loan Party’s Facilities has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Effective Date, all permits required to have been issued or appropriate to enable the Facilities to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except for those permits the absence of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.16.         Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the best knowledge of each Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

Section 3.17.         Environmental Matters. Except as set forth on Schedule 3.17, (i) the operations of each Loan Party are in compliance in all material respects with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or, to the knowledge of any Loan Party, any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or, to the knowledge of any Loan Party, any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

Section 3.18.         Insurance. Each Loan Party maintains the insurance and required services and financial assurance as required by law and as required by Section 7.8. Schedule 3.18 sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

Section 3.19.         Use of Proceeds. The amounts borrowed pursuant to this Agreement shall be used: (i) to repay existing Indebtedness of the members of the Company Group; (ii) for working capital and general business purposes of the members of the Company Group; and (iii) to fund transaction related expenses.

Section 3.20.         Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

Section 3.21.         Intellectual Property. Except as set forth on Schedule 3.21, each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 3.21 is a complete and accurate list as of the Effective Date of (i) each item of Registered Intellectual Property owned by each Loan Party; (ii) each material work of authorship owned by each Loan Party and which is not Registered Intellectual Property; and (iii) each material Intellectual Property Contract to which each Loan Party is bound. No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code pertaining to Intellectual Property is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.22.         Material Contracts. Set forth on Schedule 3.22 is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party,

showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, except as otherwise permitted in accordance with the terms of this Agreement and (iii) is not in material breach due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.

Section 3.23.         Governmental Regulation. None of the Loan Parties is (i) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness except as set forth on Schedule 3.23 or which may otherwise render all or a portion of the Obligations unenforceable. No Loan Party is subject to regulation under the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder.

Section 3.24.         Customers and Suppliers. There exists no actual or, to the knowledge of any Loan Party, threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of the Loan Parties, taken as a whole, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of the Loan Parties, taken as a whole; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

Section 3.25.         SBA Forms and Representations. Each of the representations, statements and certifications made in each of the SBA Forms delivered to the Collateral Agent and the Investors pursuant to Section 5.2(w) is accurate and complete and does not fail to state a material fact necessary to make such representations, statements and certifications not misleading. Company is a “small business concern” as defined in the Small Business Investment Act of 1958, as amended (the “SBA Act”), and the rules and regulations of the U.S. Small Business Administration (the “SBA”) issued or promulgated thereunder. There exists no agreement, expressed or implied, and no condition, statement of facts or relationship between Company and any other entity or entities which would prevent it from qualifying as a “small business concern” under the SBA Act. At the Effective Date, at least fifty-one percent (51%) of the employees (which term, for purposes of this Section 3.25 shall include independent contractors) and assets of the members of the Company Group are located in the U.S.

Section 3.26.         Statements and Other Documents Not Misleading. No provision of this Agreement (including the schedules and exhibits hereto), or of any other Loan Document, when taken together with all related or similar provisions, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading.

Section 3.27.         Foreign Assets Control Regulations, Etc.

(a)          No member of the Company Group, any Affiliate thereof, or any respective officers, or directors of such members of the Company Group or Affiliates: (i) has violated any Anti-Terrorism Laws or (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b)          No member of the Company Group, any Affiliate thereof, or respective officers, or directors of such members of the Company Group or Affiliates is: (i) a Sanctioned Person; (ii) controlled by or acting on behalf of a Sanctioned Person; (iii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, Cuba, Iran, North Korea, Sudan and Syria;

(c)          No member of the Company Group, any Affiliate thereof, or respective officers, or directors of such members of the Company Group or Affiliates acting or benefiting in any capacity in connection with the Loan: (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Person, or in any country or territory, that is the target of any Sanctions, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d)          No member of the Company Group, any Affiliate thereof, or respective officers, or directors of such member of the Company Group or Affiliate: (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, a violation of any Anti-Terrorism Law, (ii) has been assessed civil penalties under any Anti-Terrorism Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Terrorism Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that each member of the Company Group is and will continue to be in compliance with all applicable current and future Anti-Terrorism Laws.

Section 3.28.         Full Disclosure.

(a)          Each Loan Party has disclosed to the Collateral Agent and the Investors all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agent and the Investors (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) in connection with the negotiation of this Agreement or delivered hereunder (taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading in any material respect.

(b)          The Projections have been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties to be reasonable at the time such Projections were prepared and information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such Projections were furnished to the Investors, and Company is not be aware of any facts or information that would lead it to believe that such Projections are incorrect or misleading in any material respect; it being understood that (A) Projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, (B) actual results may differ materially from the Projections and such variations may be material and (C) the Projections are not a guarantee of performance.

Section 3.29.         Anti-Bribery and Anti-Corruption Laws.

(a)          The Loan Parties are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the anti-bribery and anti-corruption laws of those jurisdictions in which they do business (collectively, the “Anti-Corruption Laws”).

(b)          None of the Loan Parties has at any time:

(i)          offered, promised, paid, given, or authorized the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any employee, official, representative, or other person acting on behalf of any foreign (i.e., non-U.S.) Governmental Authority thereof, or of any public international organization, or any foreign political party or official thereof, or candidate for foreign political office (collectively, “Foreign Official”), for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(ii)         acted or attempted to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

(c)          There are, and have been, no allegations, investigations or inquiries with regard to a potential violation of any Anti-Corruption Law by any of the Loan Parties or any of their respective current or former directors, officers, employees, stockholders or agents, or other persons acting or purporting to act on their behalf.

(d)          The Loan Parties have adopted, implemented and maintain anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

Section 3.30.         Taxes. (a) All Federal and material state and local tax returns and other reports required by applicable Requirements of Law to be filed by any Loan

Party have been filed, or extensions have been obtained, and (b) all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party in an aggregate amount for all such taxes, assessments and other governmental charges exceeding $100,000 and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

Section 3.31.        Senior Credit Facility.  Borrowers have delivered to the Investors complete and correct copies of the Senior Debt Loan Documents, including all schedules and exhibits thereto.  The Senior Debt Loan Documents set forth the entire agreement and understanding of the parties thereto relating to the Senior Debt Credit Facility, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby.  The execution, delivery and performance of the Senior Debt Loan Documents have been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of stockholders or other holders of Equity Interests required by law or by any applicable corporate or other organizational documents) on the part of each such Person.  No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required other than those already obtained as of the Effective Date or as contemplated in Section 5.2 or Section 5.3.  The Senior Debt Loan Documents are legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with its terms.  On the Funding Date all conditions precedent contained in the Senior Debt Loan Agreement have been fulfilled or waived.

Article 4
Representations and Warranties of the Investors

Section 4.1.          Investor Loan Representations and Warranties.  Each Investor represents and warrants to each Borrower as follows: Such Investor has all necessary power to enter into this Agreement.  The execution, delivery and performance by such Investor of this Agreement has been duly authorized by all requisite action by such Investor; and this Agreement, has been duly executed and delivered by the Investor and constitutes the legal, valid and binding obligation of such Investor, enforceable in accordance with its respective terms, subject to the Legal Reservations.

Section 4.2.          Non-Contravention.  The execution, delivery and performance of this Agreement will not violate any provision of applicable Law, or any provision of any indenture, agreement or other instrument to which such Investor or any of its Property is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any Property of such Investor.

Section 4.3.          No Conflict of Interest.  Such Investor has not loaned (and will not loan during the term hereof) any money to and has not made (and will not make during the term hereof) any investment in any Person that competes with the Borrowers in their business, and to the knowledge of such Investor, the exercise by such Investor of its rights set forth in this Agreement do not create and will not create any conflict of interest.

Section 4.4.          Investment Representations.  Such Investor is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act.  Such Investor has such knowledge and experience in financial and business matters, and with respect to transactions of the kind and scope contemplated by this Agreement, that such Investor is capable of evaluating the merits and risks of an investment in the applicable Note and of making an informed investment decision.

Article 5
Conditions Precedent to Closing

Section 5.1.          Conditions Precedent to Execution.  This Agreement shall become effective as of the Business Day (the “Execution Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Investors:

(a)          Agreement.  The Borrowers shall deliver this Agreement to the Investor, duly executed by the Borrowers;

(b)         Certificate of Company.  Company shall deliver to the Investors a certificate, executed by an Authorized Officer of the Company, dated the Execution Date, certifying to the fulfillment of the conditions specified in this Section 5.1, and further certifying that: (i) no Event of Default or Default shall have occurred and be continuing or shall exist; (ii) that the representations and warranties of each Borrower contained in this Agreement are true and correct in all material respects on and as of the Execution Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); and (iii) the aggregate principal amount of Indebtedness outstanding under the Senior Loan Agreement on the Execution Date does not exceed $85,000,000;

(c)          Secretary Certificates.  Each Borrower shall deliver to the Investors a certificate of the secretary of such Borrower attaching:

(A)         copies of such Borrower’s Governing Documents, certified by the secretary of such Borrower as being in full force in such form as of the Execution Date;

(B)         copies of resolutions adopted by the Board of Directors (or similar governing body) of such Borrower authorizing and approving this Agreement, the issuance of the Note, and the consummation of all other transactions contemplated hereby and any shareholder consent if required;

(C)         a good standing certificate or the equivalent for such Borrower from its state of formation, and from each jurisdiction where the Borrower is required to be qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect, dated within a recent date prior to the Execution Date and satisfactory to the Collateral Agent’s counsel; and

(D)         certificates of incumbency certifying the names, titles and signatures of such Borrower’s officers executing the Loan Documents;

(d)          Opinion Letter(s).  Each Borrower shall deliver to the Investors and Collateral Agent opinion letter(s) from legal counsel acceptable to the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, and shall include, without limitation, opinions on regulatory matters;

(e)          Cerberus Intercreditor Agreement.  The Borrowers, Collateral Agent and Senior Agent shall have executed and delivered an intercreditor agreement in form and substance acceptable to the Required Investors and Collateral Agent in their sole discretion (as it may be amended, restated or modified from time to time as permitted under the terms thereof, the “Cerberus Intercreditor Agreement”);

(f)          Senior Loan Agreement.  The Senior Loan Agreement is in form and substance acceptable to the Investor, is valid and existing, and all rights of the Borrowers, including the right to draw advances, are available thereunder.  The Investors shall have received a fully executed copy of the documents evidencing the Senior Debt through the date hereof, together with the Senior Lenders’ consent to the Borrowers’ entering into the Loan Documents, in form and substance acceptable to the Investor;

(g)         Capital Structure.  The capital structure of the members of the Company Group shall be satisfactory to the Investor;

(h)         Payment of Amounts Due.  The Borrowers shall pay all fees (including the closing fees described in Section 6.3.1), expenses and other obligations of each Borrower which are then due to the Investors and Collateral Agent in accordance with this Agreement;

(i)          Corporate Proceedings; Consents; Etc.  All proceedings (corporate or otherwise) to be taken and all waivers and consents to be obtained in connection with the transactions contemplated by the Loan Documents have been taken or obtained and all documents incident thereto shall be satisfactory in form and substance to the Required Investors and their counsel, each of whom shall have received all such originals or certified or other copies of such documents as it may reasonably request;

(j)          Compliance with Securities Laws.  The offering and sale of the Notes to the Investors shall have complied with all applicable requirements of federal and state securities laws;

(k)         No Adverse Legislation, Action or Decision, Etc.  No legislation shall have been enacted by Congress, no other formal action shall have been taken by any Governmental Authority, whether by order, regulation, rule, ruling or otherwise, and no action shall exist and no decision shall have been rendered by any court of competent jurisdiction, which could materially and adversely affect the Notes being purchased by the Investors hereunder;

(l)          No Material Adverse Effect.  There shall have occurred no event or circumstance that has had or could reasonably be expected to result in a Material Adverse Effect;

(m)          Representations and Warranties.  The representations and warranties set forth in Section 3 are true and correct as of the Execution Date, including without limitation the representations and warranties in Section 3.16 (Litigation).

(n)          Other Document or Action.  The Borrowers shall deliver such other documents or perform such other actions relating to the transactions set forth in this Agreement as any Investor or the Collateral Agent may reasonably request.

Section 5.2.          Conditions Precedent to Funding.  The obligation of the Collateral Agent and any Investor to make the initial Loan after the Execution Date (the date of the making of such Loan, which shall be a Business Date, hereinafter, the “Funding Date”) is subject to the fulfillment, in a manner satisfactory to the Investors, of each of the following conditions precedent on or before February 29, 2016:

(a)          Security Documents.  The Borrowers shall deliver the Security Documents (excluding any Security Documents required to be delivered to the Collateral Agent and the Investors pursuant to Section 5.3) to the Collateral Agent for the benefit of the Investors, duly executed by the Borrowers;

(b)         Certificate of Company.  Company shall deliver to the Investors a certificate, executed by an Authorized Officer of the Company, dated the Funding Date, certifying to the fulfillment of the conditions specified in this Section 5.2, and further certifying that: (i) no Event of Default or Default shall have occurred and be continuing or shall exist; (ii) that the representations and warranties of each Borrower contained in this Agreement are true and correct in all material respects on and as of the Funding Date (except to the extent such representations and warranties expressly refer to a date, in which case they shall be true and correct in all material respects as of such earlier date); and (iii) the aggregate principal amount of Indebtedness outstanding under the Senior Loan Agreement on the Funding Date does not exceed $85,000,000;

(c)          Secretary Certificates.  Each Borrower shall deliver to the Investors a certificate of the secretary of such Borrower certifying:

(A)         That there have been no amendments to the Governing documents since the Execution Date;

(B)         As to copies of resolutions adopted by the Board of Directors (or similar governing body) of such Borrower authorizing and approving the consummation of all other transactions contemplated hereby and any shareholder consent if required;

(C)         a good standing certificate or the equivalent for such Borrower from its state of formation, and from each jurisdiction where the Borrower is required to be qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect, dated within a recent date prior to the Funding Date and satisfactory to the Collateral Agent’s counsel; and

(D)         certificates of incumbency certifying the names, titles and signatures of such Borrower’s officers executing the Loan Documents;

(d)          Opinion Letter(s).  Each Borrower shall deliver to the Investors and Collateral Agent opinion letter(s) from legal counsel acceptable to the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, and shall include, without limitation, opinions on regulatory matters;

(e)          Insurance.  The Investors and Collateral Agent shall have received insurance certificates and endorsements satisfying the requirements of Section 7.8 below;

(f)          Capital Structure.  There has been no material adverse change in the capital structure of the members of the Company Group since the Execution Date;

(g)         Financial Statements.  The Borrowers shall deliver the following to the Collateral Agent and the Investors, all of which shall be in form and satisfactory to the Collateral Agent and the Investors: (i) the Financial Statements and Projections; (ii) a pro forma balance sheet for the Company and its Subsidiaries on a consolidated basis as of the Funding Date;

(h)         Flow of Funds.  The Borrowers shall deliver to the Investors a flow of funds for the Funding Date, including all legal, accounting and other soft costs payable by the Borrowers in connection with the closing, which funds are to be approved by and reasonably satisfactory to the Investor;

(i)          Governmental Consents.  The Borrowers shall deliver to the Investors all consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority (including, without limitation, the FCC, any applicable PUC and any applicable Franchising Authority) or other Person required in connection with the making of the Loans or the conduct of the Loan Parties' business shall have been obtained and shall be in full force and effect.

(j)          Payoff of Existing Indebtedness; Lien Releases.  The Borrowers shall provide the Collateral Agent with evidence of payoff of Indebtedness and release of any existing Liens requested by the Collateral Agent in a form satisfactory to the Collateral Agent (including, without limitation, the Existing Credit Facility);

(k)          Payment of Amounts Due.  The Borrowers shall pay all fees (including the closing fees described in Section 6.3.1), expenses and other obligations of each Borrower which are then due to the Investors and Collateral Agent in accordance with this Agreement;

(l)          Corporate Proceedings; Consents; Etc.  All proceedings (corporate or otherwise) to be taken and all waivers and consents to be obtained in connection with the transactions contemplated by the Loan Documents have been taken or obtained and all documents incident thereto shall be satisfactory in form and substance to the Required Investors and their counsel, each of whom shall have received all such originals or certified or other copies of such documents as it may reasonably request;

(m)        Compliance with Securities Laws.  The offering and sale of the Notes to the Investors shall have complied with all applicable requirements of federal and state securities laws;

(n)          No Adverse Legislation, Action or Decision, Etc.  No legislation shall have been enacted by Congress, no other formal action shall have been taken by any Governmental Authority, whether by order, regulation, rule, ruling or otherwise, and no action shall exist and no decision shall have been rendered by any court of competent jurisdiction, which could materially and adversely affect the Notes being purchased by the Investors hereunder;

(o)         No Material Adverse Effect.  There shall have occurred no event or circumstance that has had or could reasonably be expected to result in a Material Adverse Effect;

(p)         Representations and Warranties.  The representations and warranties set forth in Section 3 are true and correct as of the Funding Date, including without limitation the representations and warranties in Section 3.16 (Litigation).

(q)         Other Document or Action.  The Borrowers shall deliver such other documents or perform such other actions relating to the transactions set forth in this Agreement as any Investor or the Collateral Agent may reasonably request.

(r)          Closing Total Leverage Ratio.  The Collateral Agent and the Investors shall have received satisfactory evidence that the Leverage Ratio of the Company and its Subsidiaries for the most recently completed twelve month period ending on the last day of the most recent fiscal month ending prior to the Funding Date for which financial statements are then available (calculated on a pro forma basis to give effect to all Loans and the Senior Debt loans made on the Funding Date, the other transactions contemplated hereunder, and the payment of all fees, costs and expenses in connection with this Agreement, the other Loan Documents and the Senior Debt Loan Documents) does not exceed 4.00 to 1.00.

(s)          UCC Filing Authorization Letter.  The Borrowers shall deliver to the Collateral Agent the UCC Filing Authorization Letter, together with evidence satisfactory to the Collateral Agent of the filing of appropriate financing statements on Form UCC-1 in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage;

(t)          Intercompany Subordination Agreement. The Borrowers shall deliver the Intercompany Subordination Agreement to the Collateral Agent for the benefit of the Investors, duly executed by the Borrowers.

(u)         Notes.  The Borrowers shall deliver the Notes to the Investors, duly executed by the Borrowers.

(v)         ACH Debit Authorization.  The Borrowers shall deliver to the Investors completed ACH Debit Authorizations in the form of Exhibit B hereto.

(w)        SBA Documentation.  The Borrowers shall deliver to the Investors the fully executed documents required by the SBA to be executed by each Borrower in connection with the Loan (including, without limitation, the SBA Forms), and shall evidence compliance with the Small Business Investment Company Act of 1958, as amended, together with all rules, regulations and guidance promulgated thereunder;

Section 5.3.          Conditions Subsequent to Effectiveness.  As an accommodation to the Borrowers, the Collateral Agent and the Investors have agreed to execute this Agreement and to make the Loans on the Funding Date notwithstanding the failure by the Borrowers to satisfy the conditions set forth below on or before the Funding Date.  In consideration of such accommodation, the Borrowers agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.1, the Borrowers shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Borrowers to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Investors hereby waive such breach for the period from the Execution Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.3):

(a)          Regulatory Notices. Not later than thirty (30) days after the Funding Date (or such later date as the Collateral Agent shall agree in its reasonable discretion), Granby Telephone Company LLC shall deliver to the Massachusetts Department of Telecommunications and Cable one or more written notices (and shall deliver copies of such notices to the Administrative Agent) stating that (i) this Agreement is effective and has been entered into by Granby Telephone Company LLC and (ii) any pledge or security interest in assets owned by Granby Telephone Company LLC in favor of General Electric Capital Corporation has been replaced with one or more pledges or security interests granted by Granby Telephone Company LLC in favor of the Collateral Agent and the Senior Agent.

(b)          Landlord Waivers; Collateral Access Agreements. Not later than thirty (30) days after the Funding Date (or such later date as the Collateral Agent shall agree in its reasonable discretion), the Loan Parties shall deliver to the Collateral Agent and the Investors, (i) solely with respect to any location at which any Collateral with a book value in excess of $250,000 is located, a landlord waiver, in form and substance satisfactory to the Collateral Agent and which may be included as a provision contained in the relevant Lease, executed by each landlord with respect to each of the Leases set forth on Schedule III to the Security Agreement and (ii) a collateral access agreement, in form and substance satisfactory to the Collateral Agent, executed by each Person who possesses Inventory of any Loan Party with a book value in excess of $250,000.

(c)         Control Agreements. Not later than thirty (30) days after the Funding Date (or such later date as the Collateral Agent shall agree in its reasonable discretion), the Loan Parties shall deliver to the Collateral Agent and the Investors all Control Agreements that, in the reasonable judgment of the Collateral Agent and the Required Investors, are required for the Loan Parties to comply with the Loan Documents as of the Funding Date, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution.

(d)         Mortgages; Real Property Deliverables. Not later than 30 days after the Funding Date (or such later date as the Collateral Agent shall agree in its reasonable discretion), the Loan Parties shall deliver to the Collateral Agent each of the Real Property Deliverables with respect to each Material Facility owned in fee by the Loan Parties (including, without limitation, evidence satisfactory to the Collateral Agent of the filing of appropriate financing statements on Form UCC-1 in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Mortgage).

Article 6
Survival of Representations, Warranties and Agreements;
Indemnification; Fees and Expenses

Section 6.1.          Survival of Representations, Warranties and Agreements.  All representations and warranties contained herein shall survive the Effective Date and shall continue in full force and effect so long as any Indebtedness hereunder or Obligations are outstanding or unperformed or this Agreement otherwise remains in effect.  All statements contained in a certificate or other instrument delivered by any Borrower pursuant to this Agreement in connection with the transactions contemplated by this Agreement shall constitute representations and warranties by the Borrowers under this Agreement.  All agreements contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

Section 6.2.          Indemnification.

6.2.1.     The Borrowers, without limitation as to time, will defend and indemnify the Collateral Agent and the Investors and their respective officers, directors, partners, managers, employees, attorneys and agents (each, an “Indemnified Party”) against, and hold each Indemnified Party harmless from, all losses, claims, damages, liabilities, costs (including the reasonable costs of preparation and reasonable attorneys’ fees and expenses) (collectively, the “Losses”) incurred by an Indemnified Party as a result of, or arising out of, or relating to (A) any misrepresentation or breach of any representation or warranty made by any Borrower herein, (B) any breach of any covenants, agreement or Obligations of any Borrower contained in any of the Loan Documents or (C) any investigation or proceeding against any Borrower or any Indemnified Party and arising out of or in connection with this Agreement or any of the Loan Documents, whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, any Indemnified Party because of this Agreement, any other Loan Document such other documents and the transactions contemplated hereby or thereby, other than any Losses resulting from action or omission on the part of such Indemnified Party which is finally determined in such proceeding to be a result of such party’s gross negligence or willful misconduct.  Each Borrower agrees, on a joint and several basis, to reimburse each Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom.  The obligations of the Borrowers under this paragraph will survive any Transfer of the Note and the termination of this Agreement.

6.2.2.     If any action, proceeding or investigation is commenced, as to which any Indemnified Party proposes to demand such indemnification, it shall notify the Borrowers with reasonable promptness; provided, however, that any failure by such Indemnified

Party to notify the Borrowers shall not relieve the Borrowers from their obligations hereunder except to the extent the Borrowers are prejudiced thereby.

Section 6.3.          Fees and Expenses.

6.3.1.     On the Effective Date, the Borrowers shall pay: (i) a closing fee to the Investors of one and three quarters of a percent (1.75%) of the original principal amount of the Notes, (ii) all reasonable professional (excluding legal) fees, costs and expenses, and other reasonable costs and expenses incurred by the Collateral Agent in connection with the Loan, (to be reduced by the $50,000 deposit already paid by Borrowers to NewSpring) and (iii) all reasonable fees and costs and expenses for one primary counsel for the Collateral Agent and the Investors (taken as a whole) in connection with the negotiation, preparation and execution of this Agreement and the other Loan Documents.  All amounts described in this section shall be due and payable in full by the Borrowers on the Effective Date.

6.3.2.     The Borrowers shall pay, as and when due, all of the following fees and expenses: (i) the fees and expenses of its own counsel; (ii) any registration or qualification costs required in connection with the issuance of the Note or otherwise required pursuant to the terms of this Agreement; (iii) any recordation, transfer, documentary or other taxes or costs of, or incidental to, any recording or filing of any of the Security Documents (including any financing statements) concerning the Collateral; and (iv) the fees and expenses incurred in connection with any amendment, modification or waiver to this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith.

Article 7
Affirmative Covenants

The Borrowers covenant and agree with the Investors that until payment in full of the Borrower Obligations:

Section 7.1.          Reporting Requirements.  Furnish to Collateral Agent and the Investors:

(a)          as soon as available, and in any event within thirty (30) days after the end of each fiscal month of the Company and its Subsidiaries commencing with the first fiscal month of the Company and its Subsidiaries ending after the Effective Date, internally prepared consolidated balance sheets, statements of operations and retained earnings and statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding fiscal year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding fiscal year, and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Company and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Collateral Agent and the Investors, subject to the absence of footnotes and normal year-end adjustments;

(b)          as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Company and its Subsidiaries commencing with the first fiscal quarter of the Company and its Subsidiaries ending after the Effective Date, consolidated balance sheets, statements of operations and retained earnings and statements of cash flows of the Company and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding fiscal year and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Company and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Company and its Subsidiaries furnished to the Collateral Agent and the Investors, subject to the absence of footnotes and normal year-end adjustments;

(c)          as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company and its Subsidiaries, consolidated balance sheets, statements of operations and retained earnings and statements of cash flows of the Company and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding fiscal year, and (B) the Projections, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Company and satisfactory to the Collateral Agent and the Required Investors (which opinion shall be without (1) a “going concern” or like qualification or exception, (2) any qualification or exception as to the scope of such audit, or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 8.21), together with a written statement of such accountants (x) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 8.21 and (y) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

(d)          simultaneously with the delivery of the financial statements of the Company and its Subsidiaries required by clauses (a), (b) and (c) of this Section 7.1, a certificate of an Authorized Officer of the Company (a “Compliance Certificate”):

(i)          stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Company and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Company and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which the Company and its Subsidiaries propose to take or have taken with respect thereto, and

(ii)         in the case of the delivery of the financial statements of the Company and its Subsidiaries required by (1) clauses (b) and (c) of this Section 7.1, attaching a schedule showing the calculation of the financial covenants specified in Section 8.21 and (2) clauses (a) and (c) of this Section 7.1, including a discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries for the portion of the fiscal year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous fiscal year.

(e)          as soon as available and in any event not later than thirty (30) days prior to the end of each fiscal year , a certificate of an Authorized Officer of the Company (A) attaching Projections for the Company and its Subsidiaries, supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, prepared on a monthly basis and otherwise in form and substance satisfactory to the Collateral Agent, for the immediately succeeding fiscal year for the Company and its Subsidiaries and (B) certifying that the representations and warranties set forth in Section 6.29(b) are true and correct with respect to the Projections;

(f)          promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(g)          as soon as possible, and in any event within three (3) Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(h)          (A) promptly but in any event within ten (10) Business Days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Code with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within three (3) Business

Days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within ten (10) Business Days after the filing thereof with the IRS if requested by the Collateral Agent or any Investor, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within ten (10) Business Days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within ten (10) Business Days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within ten (10) Business Days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(i)          promptly after the commencement thereof but in any event not later than five (5) Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(j)          promptly but in any event within ten (10) Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract (other than the Subordinated Debt Loan Documents);

(k)         promptly and in any event within ten (10) Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party;

(l)          as soon as possible and in any event within five (5) Business Days after the delivery thereof to the Company’s or any Borrower’s Board of Directors, copies of all reports or other information so delivered;

(m)         promptly after (A) the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange and (B) the receipt thereof, a copy of any material notice received from any holder of its Indebtedness;

(n)          promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(o)         promptly upon request, any certification or other evidence requested from time to time by any Investor in its sole discretion, confirming the Borrowers’ compliance with Section 8.20;

(vii)       simultaneously with the delivery of the financial statements of the Company and its Subsidiaries required by clauses (a), (b) and (c) of this Section 7.1, if, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements that is permitted by Section 8.17, the consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clauses (a), (b) and (c) of this Section 7.1 will differ from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Agents;

(viii)      promptly upon receipt of notice of (A) any actual or threatened forfeiture, non-renewal, cancellation, termination, revocation, suspension, impairment or material modification of any material Telecommunications Approval held by any Loan Party, or any notice of default or forfeiture with respect to any such material Telecommunications Approval, or (B) any refusal by the FCC, any PUC or any Franchising Authority to renew or extend any such material Communications License, a certificate of an Authorized Officer specifying the nature of such event, the period of existence thereof, and what action such Loan Party is taking and propose to take with respect thereto;

(ix)         promptly upon receipt thereof, copies of any notices of default or other material notices given or received pursuant to the Senior Debt Loan Documents and promptly after the sending thereof, copies of all certificates and other reports relating to financial covenants and financial tests under the Senior Debt Loan Documents;

(p)          not later than August 31 of each fiscal year commencing with the fiscal year ending December 31, 2016, a certificate of an Authorized Officer of the Company attaching a summary of all material insurance coverage maintained as of the date thereof by any Loan Party and all material insurance coverage planned to be maintained by any Loan Party, together with such other related documents and information as the Collateral Agent and the Investors may reasonably require; and

(q)          promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time reasonably request.

Section 7.2.          Additional Borrowers, Guarantors and Collateral Security.  Cause:

(x)          each Subsidiary of any Loan Party not in existence on the Effective Date, and each Subsidiary of any Loan Party which is a PUC Restricted Subsidiary on the

Effective Date or upon formation or acquisition but later ceases to be a PUC Restricted Subsidiary, to execute and deliver to the Collateral Agent promptly and in any event within ten (10) Business Days after the formation, acquisition or change in status thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Borrower or a Guarantor, (B) a supplement to the Security Agreement, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the Security Agreement, (2) undated stock powers for such Equity Interests executed in blank with signature guaranteed, and (3) such opinions of counsel as the Collateral Agent may reasonably request, (C) to the extent required under the terms of this Agreement, one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien (in terms of priority, subject only to Permitted Specified Liens) on such real property and such other Real Property Deliverables as may be required by the Collateral Agent with respect to each such real property and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(a)          each owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within ten (10) Business Days after the formation or acquisition of such Subsidiary a pledge agreement in form and substance satisfactory to the Collateral Agent and the Investors, together with (A) certificates evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of the Security Agreement, (B) undated stock powers or other appropriate instruments of assignment for such Equity Interests executed in blank with signature guaranteed, (C) such opinions of counsel as the Collateral Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents requested by the Collateral Agent.

Section 7.3.          Compliance with Laws; Payment of Taxes.

(a)          Comply, and cause each of its Subsidiaries to comply, in all material respects, with (A) all Requirements of Law (including, without limitation, all Environmental Laws and Communications Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing) and (B) the provisions, terms and conditions of all Telecommunications Approvals.

(b)          Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all Taxes, assessments and other governmental charges imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries in an aggregate amount for all such Taxes, assessments and other governmental charges exceeding $100,000, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

Section 7.4.          Preservation of Existence, Etc.  Maintain, preserve and keep in full force and effect, and cause each of its Subsidiaries to maintain, preserve and keep in full force and effect, (i) its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (ii) its material rights and franchises, including, without limitation, all Telecommunications Approvals.

Section 7.5.          Keeping of Records and Books of Account.  Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

Section 7.6.          Inspection Rights.  Permit, and cause each of its Subsidiaries to permit, the agents and representatives (including any SBA representative) of the Collateral Agent and the Investors at any time and from time to time during normal business hours, at the expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Collateral Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.  In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives (including any SBA representative) of the Collateral Agent or any Investor in accordance with this Section 7.6.  Nothing in this Section 7.6 shall in any way be deemed to limit the Investor, its representative and the SBA’s ability to inspect any such information to the extent that it is required to make the Loan compliant with all requirements of investment by a Small Business Investment Company in a “small business concern” as defined in the SBA Act, and the rules and regulations of the SBA issued or promulgated thereunder and to the extent that this Section 7.6 conflicts with such requirements of investment, the requirements of investment by a Small Business Investment Company in a “small business concern” as defined in the SBA Act, and the rules and regulations of the SBA issued or promulgated thereunder, shall control.

Section 7.7.          Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.

Section 7.8.          Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent, worker’s compensation and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent.  All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Investors, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Investors’ interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than thirty (30) days’ (ten (10) days’ in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation.  If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Investors, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

Section 7.9.          Obtaining of Permits, Etc.

(a)          Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations (other than Telecommunications Approvals) that are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect; and

(b)         do or cause to be done all things necessary to preserve and keep in full force and effect its material rights and franchises, including, without limitation, all Telecommunications Approvals.

Section 7.10.        Environmental.  Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply in all material respects, and cause each of its Subsidiaries to comply in all material respects, with all Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within five (5)

Business Days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; and (iv) provide the Agents with written notice within ten (10) Business Days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to have a Material Adverse Effect.

Section 7.11.         Fiscal Year.  Cause the fiscal year of the Company and its Subsidiaries to end on December 31 of each calendar year unless the Investors consent to a change in such fiscal year (and appropriate related changes to this Agreement).

Section 7.12.         Landlord Waivers; Collateral Access Agreements.  At any time any Collateral with a book value in excess of $250,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Funding Date) which is not owned by a Loan Party, or is stored on the premises of a bailee, warehouseman, or similar party, use commercially reasonable efforts to obtain written subordinations or waivers or collateral access agreements, as the case may be, in form and substance satisfactory to the Collateral Agent.

Section 7.13.         After Acquired Real Property.  Upon the acquisition by it or any of its Subsidiaries after the date hereof of any interest in any fee-owned real property (wherever located) (each such interest being a “New Facility”) that is a Material Facility, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”).  The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such Material Facility.  Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Person that has acquired such Material Facility shall promptly furnish the same to the Collateral Agent.  The Borrowers shall pay all fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.13.

Section 7.14.         Anti-Bribery and Anti-Corruption Laws.  Maintain, and cause each of its Subsidiaries to maintain, anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

Section 7.15.         Investor Meetings.  Upon the request of Collateral Agent or the Required Investors (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each fiscal year), participate in a meeting with the Collateral Agent and the Investors at the Borrowers’ corporate offices (or at such other location as may be agreed to by the Administrative Borrower and the Collateral Agent or the Required Investors) at such time as may be agreed to by the Administrative Borrower and the Collateral Agent or the Required Investors.

Section 7.16.        Cash Management Arrangements and Other Collateral Matters.

(a)          The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 7.16 (each a “Cash Management Bank”) and (ii) except as otherwise provided under Schedule 7.16(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party) into a Cash Management Account.

(b)          Within thirty (30) days after the Funding Date (or such longer period as agreed to in writing by the Collateral Agent), the Loan Parties shall, with respect to each Cash Management Account (other than Excluded Accounts), deliver to the Collateral Agent a Control Agreement with respect to such Cash Management Account. From and after thirty (30) days after the Funding Date (or such longer period as agreed to in writing by the Collateral Agent), the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account, unless the Collateral Agent shall have received a Control Agreement in respect of each such Cash Management Account (other than Excluded Accounts).

(c)          Upon the terms and subject to the conditions set forth in a Control Agreement with respect to a Cash Management Account, all amounts received in such Cash Management Account shall at the Collateral Agent's direction be wired each Business Day into the Collateral Agent's Account, except that, so long as no Event of Default has occurred and is continuing, the Collateral Agent will not direct the Cash Management Bank to transfer funds in such Cash Management Account to the Collateral Agent's Account.

(d)          So long as no Default or Event of Default has occurred and is continuing, the Borrowers may amend Schedule 7.16 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Collateral Agent and the Collateral Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Control Agreement.  Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days of notice from the Collateral Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in the Collateral Agent's reasonable judgment, or that the operating performance, funds transfer, or availability procedures or performance of such Cash Management Bank with respect to Cash Management Accounts or the Collateral Agent's liability under any Control Agreement with such Cash Management Bank is no longer acceptable in the Collateral Agent's reasonable judgment.

Section 7.17.        Rights in Respect of Board of Directors of Company.

(a)          From the Funding Date through the date until the Obligations have been irrevocably paid in full and discharged:

(i)          The Investor shall be entitled to one observation seat on the Board of Directors of the Company, and

(ii)        The Investor representative on the Board of Directors of the Company shall be entitled to the reimbursement of all reasonable out of pocket expenses incurred in connection with its rights under Section 7.17(a)(i).

Section 7.18.         Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Collateral Agent or any Investor may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.  In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes Collateral Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office to establish and maintain the validity, perfection and priority of the Liens intended to be created by any Loan Document, (ii) authorizes Collateral Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the Funding Date.

Article 8
Negative Covenants

Until the Obligations are repaid in full, each Borrower, for itself and on behalf of each of its Subsidiaries covenants and agrees with each Investor not to do any of the following without the prior written consent of the Investors.

Section 8.1.          Liens, etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the UCC or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than, as to all of the above, Permitted Liens.

Section 8.2.          Indebtedness.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

Section 8.3.          Fundamental Changes; Dispositions.

(a)          Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or permit any of its Subsidiaries to do (or agree to do) any of the foregoing; provided, however, that (A) any Subsidiary that is not a Loan Party may wind-up, liquidate or dissolve and (B) any wholly-owned Subsidiary of any Loan Party may be merged into such Loan Party (other than the Company unless, after giving effect to such merger, consolidation or amalgamation, the Company is the surviving Loan Party)or a wholly-owned Subsidiary of such Loan Party, or may consolidate or amalgamate with another wholly-owned Subsidiary of such Loan Party, so long as in the case of this subclause (B) (I) no other provision of this Agreement would be violated thereby, (II) such Loan Party gives the Collateral Agent and the Investors at least ten (10) Business Days’ prior written notice of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, but not limited to, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (III) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (IV) the Investors’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation and (V) except in the case of any such merger, consolidation or amalgamation between two Subsidiaries that are not Loan Parties, the surviving Subsidiary, if any, if not already a Loan Party, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to a Security Agreement and the Equity Interests of such Subsidiary is the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, consolidation or amalgamation; and

(b)          Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.

Section 8.4.          Change in Nature of Business.

(a)          Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 3.12.

(b)         Permit the Company to have any material liabilities (other than liabilities arising under the Loan Documents and the Subordinated Debt Loan Documents), own

any material assets (other than the Equity Interests of its Subsidiaries) or engage in any operations or business (other than the ownership of its Subsidiaries).

Section 8.5.          Loans, Advances, Investments, Etc.  Make or commit or agree to make, or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.

Section 8.6.          Sale and Leaseback Transactions.  Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction.

Section 8.7.          Capital Expenditures.  Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capital Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries exceed (a) $ 7,716,500 in each of the fiscal years ended December 31, 2016 and December 31, 2017 or (b) $7,166,500 in any fiscal year thereafter.

Section 8.8.          Restricted Payments.  Make or permit any of its Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments.

Section 8.9.          Federal Reserve Regulations.  Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States (or any successor)..

Section 8.10.       Transactions with Affiliates.  Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, and that are fully disclosed to the Agents prior to the consummation thereof, if they involve one or more payments by the Company or any of its Subsidiaries in excess of $200,000 for any single transaction or series of related transactions, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 8.5 and Section 8.6, (iv) sales of Qualified Equity Interests of the Company to Affiliates of the Company not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, and (v) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such Subsidiary.

Section 8.11.       Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 8.11 shall prohibit or restrict compliance with:

(a)          this Agreement and the other Loan Documents and the Senior Debt Loan Documents;

(b)          any agreement in effect on the date of this Agreement and described on Schedule 8.11, or any extension, replacement or continuation of any such agreement; provided, that, any such encumbrance or restriction contained in such extended, replaced or continued agreement is no less favorable to the Agents and the Investors than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(c)          any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(d)         in the case of clause (iv), (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(e)          customary restrictions on dispositions of real property interests in reciprocal easement agreements;

(f)          customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets; or

(g)         customary restrictions in contracts that prohibit the assignment of such contract.

Section 8.12.         Limitations on Negative Pledges.  Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 8.2 of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, and (iv) customary provisions in leases restricting the assignment or sublet thereof.

Section 8.13.         Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(a)          Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, the Senior Debt Loan Documents, any purchase agreement, indenture, loan agreement or security agreement) relating to (A) any such Indebtedness (other than Indebtedness arising under the Senior Debt Loan Documents) if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would add any covenant or event of default, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Investor or the issuer of such Indebtedness in any respect or (B) any Indebtedness arising under the terms of the Senior Debt Loan Documents, if such amendment, modification or change would otherwise be prohibited by the Cerberus Intercreditor Agreement;

(b)          except for the Obligations, (A) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness, including, without limitation, the Subordinated Debt (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), (B) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (other than with respect to Permitted Refinancing Indebtedness), (C) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto or (D) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing;

(c)          amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (c) that either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; or

(d)          agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract if such amendment, modification, change or waiver would be adverse in any material respect to any Loan Party or any of its Subsidiaries or the Collateral Agent and the Investors.

Section 8.14.         Investment Company Act of 1940.  Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

Section 8.15.         ERISA.  (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment.

Section 8.16.         Environmental.  Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance in all material respects with Environmental Laws.

Section 8.17.         Accounting Methods.  Modify or change, or permit any of its Subsidiaries to modify or change, its method of accounting or accounting principles from those utilized in the preparation of the Financial Statements (other than as may be required to conform to GAAP).

Section 8.18.         No Excess Cash.

(a)          Permit any PUC Restricted Subsidiary (including, without limitation, War Telephone LLC, a Delaware limited liability company) to accumulate cash or Cash Equivalents (including funds on deposit in bank accounts and Investments of the type permitted by Section 8.5 in excess of cash balances as may be reasonably required to be maintained by it to pay expenses incurred by it in the ordinary course of business, and the Borrowers shall cause such PUC Restricted Subsidiary to immediately pay cash dividends or otherwise make cash distributions to the Borrowers or, to the extent permitted by this Agreement, intercompany loans to the Borrowers in an aggregate amount equal to all such cash and Cash Equivalents then accumulated by such PUC Restricted Subsidiary in excess of such cash balances, provided that the Borrowers shall not be required to comply with this Section 8.18(a) if such compliance would require a consent from a PUC with jurisdiction over such PUC Restricted Subsidiary.

(b)          No Loan Party (other than the Borrowers) shall accumulate cash or Cash Equivalents (including funds on deposit in bank accounts and Investments of the type permitted by Section 8.5 in excess of cash balances as may be reasonably required to be maintained by it to pay expenses incurred by it in the ordinary course of business, and each such Loan Party shall immediately from time to time pay cash dividends or otherwise make cash distributions to the Loan Party of which it is a Subsidiary or, to the extent permitted by Section 8.5, intercompany loans to the Borrowers in an aggregate amount equal to all such cash and cash equivalents then accumulated by it in excess of such cash balances.

Section 8.19.         Anti-Bribery and Anti-Corruption Laws.  None of the Loan Parties shall:

(a)          offer, promise, pay, give, or authorize the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any Foreign Official for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(b)          act or attempt to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

Section 8.20.         Terrorism Sanctions Regulations.  Borrowers will not and will not permit any other Borrower or Subsidiary to (a) become a Sanctioned Person, (b) become subject to Sanctions or (c) have any investments in or engage in any dealings or transactions with any Sanctioned Person if such investments, dealings or transactions would cause any Investor to be in violation of any laws or regulations that are applicable to such Investor.

Section 8.21.         Financial Covenants.

(a)          Consolidated EBITDA.  Permit Consolidated EBITDA of the Company and its Subsidiaries for any period of twelve (12) consecutive fiscal months of the Company and its Subsidiaries for which the last fiscal quarter ends on a date set forth below to be less than the amount set forth opposite such date:

Fiscal Month End	Consolidated EBITDA
March 31, 2016	$22,725,000
June 30, 2016	$22,500,000
September 30, 2016	$20,925,000
December 31, 2016	$20,475,000
March 31, 2017	$20,025,000
June 30, 2017	$20,025,000
September 30, 2017	$20,025,000
December 31, 2017	$20,250,000
March 31, 2018	$19,800,000
June 30, 2018	$19,800,000
September 30, 2018	$19,800,000

Fiscal Month End	Consolidated EBITDA
December 31, 2018	$19,980,000
March 31, 2019	$19,350,000
June 30, 2019	$19,350,000
September 30, 2019	$19,350,000
December 31, 2019	$19,125,000
March 31, 2020 and each fiscal quarter thereafter	$18,900,000

(b)          Leverage Ratio.  Permit the Leverage Ratio of the Company and its Subsidiaries for any period of twelve (12) consecutive fiscal months of the Company and its Subsidiaries for which the last quarter ends on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Month End	Leverage Ratio
March 31, 2016	4.85:1.00
June 30, 2016	4.85:1.00
September 30, 2016	4.85:1.00
December 31, 2016	4.85:1.00
March 31, 2017	4.85:1.00
June 30, 2017	4.80:1.00
September 30, 2017	4.80:1.00
December 31, 2017	4.70:1.00
March 31, 2018	4.70:1.00
June 30, 2018	4.50:1.00
September 30, 2018	4.50:1.00
December 31, 2018	4.25:1.00
March 31, 2019	4.25:1.00
June 30, 2019	4.15:1.00
September 30, 2019	4.15:1.00
December 31, 2019	3.85:1.00
March 31, 2020	3.85:1.00
June 30, 2020	3.70:1.00
September 30, 2020	3.70:1.00
December 31, 2020 and each fiscal quarter thereafter	3.60:1.00

(c)          Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio of the Company and its Subsidiaries for any period of twelve (12) consecutive fiscal months of the Company and its Subsidiaries for which the last quarter ends on a date set forth below to be less than the ratio set forth opposite such date:

Fiscal Month End	Fixed Charge Coverage Ratio
March 31, 2016	1.00:1.00

Fiscal Month End	Fixed Charge Coverage Ratio
June 30, 2016	1.00:1.00
September 30, 2016	0.95:1.00
December 31, 2016	0.95:1.00
March 31, 2017	0.95:1.00
June 30, 2017	0.95:1.00
September 30, 2017	0.95:1.00
December 31, 2017	0.95:1.00
March 31, 2018	0.95:1.00
June 30, 2018	0.95:1.00
September 30, 2018	0.95:1.00
December 31, 2018	0.95:1.00
March 31, 2019 and each fiscal quarter thereafter	1.00:1.00

Article 9
Default Provisions

The occurrence of any of the events specified below in this Article 9 (each an “Event of Default”) shall constitute an immediate breach of, and default under this Agreement, entitling the Collateral Agent and the Investors to exercise all of their respective rights and remedies specified in this Agreement as provided for herein and in any other Loan Document, and under all applicable Laws, without the obligation to furnish any further notice or opportunity to cure (beyond that specified in the applicable sections of this Article 9), all of which are hereby expressly waived by the Borrowers:

Section 9.1.          Monetary Defaults.  Any Borrower shall fail to pay, (i) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), all or any portion of the principal of the Loan, or (ii) within two (2) days of the date when due, any interest on any Loan or any Collateral Agent Advance, or any fee, indemnity or other amount payable under this Agreement) or any other Loan Document.

Section 9.2.          Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or “Material Adverse Effect” in the text thereof) when made or deemed made.

Section 9.3.          Covenants.  Any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 7.1, Section 7.3, Section 7.4, Section 7.6, Section 7.8, Section 7.11, Section 7.13, Section 7.16, Article VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party or any Mortgage to which it is a party.

Section 9.4.           Other Breaches.  Any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in Section 9.1, Section 9.2 and Section 9.3, such failure, if capable of being remedied, shall remain unremedied for twenty (20) days after the earlier of the date a senior officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party.

Section 9.5.          Indebtedness.  Any Loan Party shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement and the Senior Debt Credit Facility) having an aggregate amount outstanding in excess of $1,650,000, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument, in each case relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, in each case if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof.

Section 9.6.          Insolvency; Creditors’ Process; Dissolution.

(a)          Any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in subsection (a).

(b)          Any proceeding shall be instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur.

Section 9.7.          Validity and Enforceability of Loan Documents.  Any material provision of any Loan Document, after the execution and delivery thereof, shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document.

Section 9.8.           Security Documents.  Any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Investors on any Collateral purported to be covered thereby.

Section 9.9.           Judgments.  One or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of money exceeding $1,650,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against any Loan Party and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of ten (10) consecutive days after entry thereof during which (A) a stay of enforcement thereof is not be in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal.

Section 9.10.         Discontinuation of Business.  Any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for more than fifteen (15) days.

Section 9.11.         Damage to Collateral.  Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

Section 9.12.         Criminal Activity.  The indictment of any Loan Party or any senior officer thereof under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party or any senior officer thereof, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person.

Section 9.13.         ERISA.

(a)          Any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $1,100,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party's or any of its ERISA Affiliates' annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $1,100,000.

(b)          any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan's vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $1,100,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount).

Section 9.14.       Cross-Acceleration.  (i) If any event shall occur or condition shall exist under the Senior Debt Loan Documents if the effect of such occurrence or condition is the acceleration of the maturity of the Senior Debt, (ii) any holder of Subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Subordinated Indebtedness, or (v) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness.

Section 9.15.       Loss of Subsidy or Reimbursement Revenue.  The occurrence of a Change in Law related to federal High Cost Loop Support or Interstate Common Line Support for rural incumbent local exchange carriers which results in, or could reasonably be expected to result in, a Material Adverse Effect within the next 12 months.

Section 9.16.       Change of Control.  a Change of Control shall have occurred.

Article 10
Remedies

Upon the occurrence of an Event of Default, the Investors and Collateral Agent shall be entitled to exercise any or all of the rights and remedies set forth below, in addition to such other rights and remedies as may be provided for in the other Loan Documents or as may be available at law or in equity.

Section 10.1.       Acceleration.  Following the occurrence and during the continuance of an Event of Default (except an Event of Default under Section 9.6 hereof), the Required Investors may, at their option, accelerate the maturity of the Notes and all other monetary obligations or Obligations owed to the Investors and demand immediate payment in full of all amounts payable under the Notes and all of the Obligations owed to the Investors, including, without limitation, the Prepayment Premium, if applicable, without presentment, demand, protest, or further notice by the Investors to the Borrowers, all of which are hereby expressly waived by the Borrowers.  Following the occurrence of an Event of Default under Section 9.6 hereof, principal and interest outstanding under the Notes and all other Borrower Obligations owed to the Investors, including without limitation, the Prepayment Premium, shall become immediately due and payable, without presentment, demand, protest or further notice by the Investors to the Borrowers, all of which are hereby expressly waived by the Borrowers.

Section 10.2.          Post Default Interest.  Following the occurrence and during the continuation of an Event of Default, the outstanding principal balance of the Notes shall bear interest at a rate per annum equal to two percent (2%) in excess of the interest rate then in effect in Section 2.4(a) hereof, payable on demand by the Required Investors.

Section 10.3.          Costs.  The Borrowers shall pay all reasonable expenses of any nature, whether incurred in or out of court, and whether incurred before or after the Notes shall become due, at the Maturity Date or otherwise (including without limitation, reasonable attorneys’ fees and costs) which the Investors or Collateral Agent may deem necessary or proper in connection with the collection of any of the monetary obligations or liabilities or the administration, supervision, preservation or protection of the Collateral (including without limitation, the maintenance of adequate insurance), provided, however, that, so long as no Event of Default has occurred and is continuing, the Borrowers shall not be responsible for any such expenses until the Investors or the Collateral Agent have provided prior written notice to the Borrowers and a reasonable opportunity for the Borrowers to mitigate any such expenses.  The Investors and Collateral Agent are authorized to pay at any time and from time to time any or all of such expenses, to add the amount of such payment to the amount of principal outstanding under the Notes, and to charge interest thereon at the rate specified in Section 10.2, if applicable.

Section 10.4.          Remedies Non-Exclusive.  None of the rights, remedies, privileges or powers of the Investors and Collateral Agent expressly provided for herein shall be exclusive, but each of them shall be cumulative with, and in addition to, every other right, remedy, privilege and power now or hereafter existing in favor of the Investors and Collateral Agent, whether pursuant to the other Loan Documents, at law or in equity, by statute or otherwise.  No failure or delay on the part of the Investors and Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.

Section 10.5.          Proceeds of Remedies.  Any or all proceeds resulting from the exercise of any or all of the foregoing remedies shall be applied as set forth in the Loan Document(s) providing the remedy or remedies exercised, if none is specified, or if the remedy is provided by this Agreement, then as follows:

First, to the costs and expenses, including without limitation reasonable attorneys’ fees and disbursements, incurred by the Collateral Agent and Investors in connection with the exercise of their respective remedies.

Second, to the expenses of curing the Event of Default that has occurred, in the event that the Required Investors elect, in their sole respective discretion, to cure the Event of Default that has occurred;

Third, to the payment of the Obligations under the Loan Documents of Borrowers, including but not limited to the payment of the principal, premium (if any) and interest on the Indebtedness evidenced by the Notes, in such order of priority as the Required Investors shall determine in their sole respective discretion; and

Fourth, the remainder, if any, to Borrowers or to any other Person lawfully thereunto entitled.

Article 11
Agency Provisions

Section 11.1.          Appointment and Authorization of Collateral Agent.  Each Investor hereby irrevocably (subject to Section 11.9) appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document, and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Investor or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “Collateral Agent” herein and in the other Loan Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 11.2.          Delegation of Duties.  The Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct

Section 11.3.          Liability of Collateral Agent.  Neither the Collateral Agent nor its Affiliates shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Investor or participant for any recital, statement, representation or warranty made by any Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its Obligations hereunder or thereunder. Neither the Collateral Agent nor its Affiliates shall be under any obligation to any Investor or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower or any Affiliate thereof.

Section 11.4.          Reliance by Collateral Agent.

(a)          The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Borrower), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Investors as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Investors against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Investors or all Investors, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Investors and participants.  Where this Agreement expressly permits or prohibits an action unless the Required Investors otherwise determine, the Collateral Agent shall, and in all other instances, the Collateral Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of Investors.

(b)          For purposes of determining compliance with the conditions specified in Section 4.1, each Investor that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Collateral Agent to such Investor for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or accepted or satisfactory to an Investor.

Section 11.5.          Notice of Default.  The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from an Investor or Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  The Collateral Agent will notify Investors of its receipt of any such notice.  The Collateral Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Investors in accordance with Article 10; provided, however, that unless and until the Collateral Agent has received any such direction, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Investors.

Section 11.6.          Investment Decisions; Disclosure of Information by Collateral Agent.  Each Investor acknowledges that neither the Collateral Agent nor its Affiliates has made any representation or warranty to it, and that no act by the Collateral Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Collateral Agent or its Affiliates to any Investor as to any matter, including whether the Collateral Agent or its Affiliates have disclosed material information in their possession.  Each Investor represents to the Collateral Agent that it has, independently and without reliance upon the Collateral Agent or its Affiliates and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and their respective Subsidiaries, and all applicable legal requirements relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement. Each Investor also represents that it will, independently and without reliance upon the Collateral Agent or its Affiliates and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers. Except for notices, reports and other documents expressly required to be furnished to Investors by the Collateral Agent herein, the Collateral Agent shall not have any duty or responsibility to provide any Investor with any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any of their respective Affiliates which may come into the possession of the Collateral Agent or its Affiliates.

Section 11.7.          Indemnification of Collateral Agent.  Whether or not the transactions contemplated hereby are consummated, Investors shall indemnify upon demand the Collateral Agent or its Affiliates (to the extent not reimbursed by or on behalf of any Borrower and without limiting the obligation of any Borrower to do so), pro rata based on the principal amount of the Notes then held by each Investor, and hold harmless the Collateral Agent or its Affiliates from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees) that may be incurred by or asserted or awarded against the Collateral Agent or its Affiliates, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loan, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Collateral Agent’s or its Affiliates’ gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Investors shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Investor shall reimburse the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable attorneys’ fees and the allocated costs of internal counsel) incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Collateral Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Collateral Agent.

Section 11.8.          Collateral Agent in its Individual Capacity.  With respect to its Notes, Collateral Agent shall have the same rights and powers under this Agreement as any other Investor and may exercise such rights and powers as though it were not the Collateral Agent, and the terms “Investor” and “Investors” include Collateral Agent in its individual capacity.

Section 11.9.          Successor Collateral Agent.  The Collateral Agent may resign as Collateral Agent upon thirty (30) days’ notice to Investors.  If the Collateral Agent resigns under this Agreement, the Required Investors shall appoint from among Investors a successor collateral agent for Investors.  Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term “Collateral Agent” shall mean such successor collateral agent and the retiring Collateral Agent’s appointment, powers and duties as Collateral Agent shall be terminated.  After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Article 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.  If no successor collateral agent has accepted appointment as Collateral Agent by the date which is thirty (30) days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and Investors shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Investors appoint a successor agent as provided for above.

Article 12
Miscellaneous

Section 12.1.          Notices.  All notices required to be given to any of the parties to this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 12.1, for all purposes when presented personally to such party or sent via facsimile, e-mail or by certified or registered mail, return receipt requested, with proper postage prepaid, or any national overnight delivery service, with proper charges prepaid, to such party at its address set forth below:

The address of Borrowers is: :	Otelco Inc.
505 3rd Avenue East
Oneonta, Alabama 35121
Attention: President
Fax No: 205-625-3574
Telecopier: 205-274-8999
E-mail: rob.souza@ottcommunications.com

with a copy to:	Dorsey & Whitney LLP
51 West 52nd Street
New York, New York 10019-6119
Attention: Steven Khadavi, Esq.

Telephone: 212-415-9200
Fax No: 646-390-6549
E-mail: khadavi.steven@dorsey.com

The address of NewSpring is:	NewSpring Mezzanine Capital III, L.P., for itself as an Investor and as Collateral Agent
Radnor Financial Center
555 Lancaster Avenue, Suite 520
Radnor, PA 19087
Fax: (610) 567-2388
Attention: Steven Hobman
E-mail: shobman@newspringcapital.com

with a copy to:	Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, Pennsylvania 19312
Fax: (610) 640-7835
Attention: Christopher S. Miller, Esquire
E-mail: millerc@pepperlaw.com

Such notice shall be deemed to be received (i) when delivered if delivered personally, or sent via facsimile or e-mail, (ii) the next business day after the date sent if sent by a national overnight delivery service, or (iii) three (3) business days after the date mailed if mailed by certified or registered mail.  Any notice of any change in such address shall also be given in the manner set forth above.  Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

Section 12.2.          Binding Agreement; Assignment.  This Agreement, the Notes and each other Loan Document shall inure to the benefit of the Investors, the Collateral Agent, the Borrowers and all future holders of the Notes, and each of their respective successors and assigns.  Other than as required by Law or by the SBA, this Agreement, the Notes and each other Loan Document shall be binding upon the Borrowers, the Investors, the Collateral Agent and all future holders of the Notes and their respective successors and assigns, and no Borrower may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of the Required Investors.  No rights are intended to be created under any Loan Document for the benefit of any third party debtor, creditor or incidental beneficiary of any Borrower.  Nothing contained in any Loan Document shall be construed as a delegation to any Investor of any other Person’s duty of performance.  NOTWITHSTANDING THE FOREGOING, EACH BORROWER ACKNOWLEDGES AND AGREES THAT ANY INVESTOR AT ANY TIME AND FROM TIME TO TIME MAY (SUBJECT TO THE LIMITATIONS ON, AND REQUIREMENTS FOR, THE ASSIGNMENT OR TRANSFER OF THE NOTE, CONTAINED HEREIN OR THEREIN) SELL, ASSIGN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER THE NOTE OR ANY OTHER LOAN DOCUMENT AND/OR THE COLLATERAL TO ITS AFFILIATES (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, AN “ADDITIONAL INVESTOR”) AND

GRANT PARTICIPATING INTERESTS (“PARTICIPATIONS”) IN ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER SUCH NOTE OR ANY OTHER LOAN DOCUMENT AND/OR THE COLLATERAL TO ITS AFFILIATES (EACH SUCH PERSON, A “PARTICIPANT”).  So long as no Event of Default has occurred and is continuing, any assignment, sale or transfer to an Additional Investor shall be subject to the prior written consent of the Company, not to be unreasonably withheld or delayed.  Each Additional Investor shall have all of the rights and benefits with respect to the Notes, the Collateral and/or the other Loan Documents held by it as fully as if the original holder thereof and shall become a party to this Agreement by signing a counterpart of this Agreement or a joinder or similar agreement.  Each Participant shall have only the rights granted to it by the applicable Investor; provided, however, that (i) such Investor’s obligations under this Agreement shall remain unchanged; (ii) such Investor shall remain solely responsible to the Borrowers for the performance of such obligations; and (iii) the Borrowers shall continue to deal solely and directly with such Investor in connection with such Investor’s rights, interests and obligations under this Agreement, its Note and the other Loan Documents and such Investor shall retain the sole right to enforce this Agreement.  If any Investor grants a Participation, it shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that such Investor shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Investor shall treat each Person whose name is recorded in the Participant Register as the owner of its Participation for all purposes of this Agreement notwithstanding any notice to the contrary.  Notwithstanding any other provision of any Loan Document, the Investor may disclose to any Transferee or Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document.

The Borrowers shall maintain at the office of the Administrative Borrower a copy of each form of assignment and assumption and a register for the recordation of the names and addresses of the Investors and any Transferee, and the principal amounts (and stated interest) of the Loan owing to the Investors and any Transferee pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Investors and any Transferee shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Investors or Transferee hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers, the Investors and any Transferee, at any reasonable time and from time to time upon reasonable prior notice.

Section 12.3.          Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Borrowers and the Required Investors.  Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each holder of the Notes acquired under this Agreement at the time outstanding and each future holder of the Note.

Section 12.4.          Consents and Waivers.  No consent or waiver, express or implied, by any party hereto of the breach, default or violation by any other party hereto of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach, default or violation of the same or any other obligations of such party hereunder.  Failure on the part of any party hereto to complain of any act of any of the other parties or to declare any of the other parties hereto in default, irrespective or how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

Section 12.5.          Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

12.5.1.     Governing Law.  This Agreement and all questions relating to its validity, interpretation and performance shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

12.5.2.     Consent to Jurisdiction.

(a)          The Borrowers hereby irrevocably submit to the personal jurisdiction of any appropriate New York State court of original jurisdiction located in the City, County and State of New York or any appropriate federal court of original jurisdiction for the Southern District of New York (if there exists subject matter jurisdiction) (each such court, a “Designated Court”), and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the Borrowers irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court.  The Borrowers hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any objection which the Borrowers may now have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any Designated Court and any claim that any such suit, action or proceeding brought in a Designated Court has been brought in an inconvenient forum.  Venue for the adjudication of any claim or dispute arising out of this Agreement or any other Loan Document shall be proper only in the Designated Courts, and the Borrowers hereby consent to such venue and agree that it shall not be inconvenient and not subject to review by any court other than the Designated Courts or any appellate court from any thereof.  The Borrowers agree that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in a Designated Court shall be conclusive and binding upon the Borrowers, and may be enforced in any courts to the jurisdiction of which the Borrowers are or may be subject by a suit upon such judgment, provided that service of process is effected upon the Borrowers in one of the manners specified in subsection (b) below or as otherwise permitted by applicable law.  Nothing in this Agreement shall affect any right that the Investors or Collateral Agent may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Agreement against any Borrower or its Properties in the courts of any jurisdiction.  Each Borrower intends and agrees that the courts of the jurisdiction in which such Borrower is formed and in which it conducts its business should afford full faith and credit to any judgment rendered by any Designated Court against such Borrower under this Agreement or any other Loan Document, and such Borrower intends and agrees that such courts should hold that the Designated Courts have jurisdiction to enter a valid judgment against such Borrower.

(b)          The Borrowers hereby consent to process being served in any suit, action or proceeding of the nature referred to in Section 12.5.2(a) above by personal service of process or in accordance with the procedures set forth for the giving of notice in Section 12.1 hereof.  The Borrowers hereby irrevocably waive, to the fullest extent permitted by applicable law, all claims of error by reason of any such service pursuant to the terms hereof (but do not waive any right to assert lack of subject matter jurisdiction) and agree that such service (i) shall be deemed in every respect effective service of process upon the Borrowers in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon the Borrowers.

(c)          Each Borrower expressly acknowledges and agrees that the provisions of this section are reasonable and made for the express benefit of the Investors and Collateral Agent.

12.5.3.     Waiver of Trial by Jury; Limitation of Liability.  EACH BORROWER, INVESTOR AND THE COLLATERAL AGENT WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OR ENFORCEMENT OF ANY SUCH RIGHTS OR OBLIGATIONS.  Except as prohibited by law, each Borrower waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  Each Borrower: (i) certifies that neither the Collateral Agent, the Investors nor any representative, agent or attorney of Collateral Agent or any Investor has represented, expressly or otherwise, that the Collateral Agent or any Investor would not, in the event of litigation, seek to enforce the foregoing waivers or other waivers contained in this Agreement and (ii) acknowledges that, in entering into this Agreement and the other Loan Documents to which any Investor or Collateral Agent is a party, such Investor and Collateral Agent are relying upon, among other things, the waivers and certifications contained in this Section 12.5.3.

Section 12.6.          Prior Agreements.  This Agreement supersedes any prior or contemporaneous understanding or agreement among the parties respecting the subject matter hereof.  There are no arrangements, understandings or agreements, oral or written, among the parties hereto relating to the subject matter of this Agreement, except those fully expressed herein or in documents executed contemporaneously herewith.  No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification or waiver shall be in writing and signed by the parties hereto.

Section 12.7.          Counting of Days; Payments on Business Days.  In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is a

Business Day.  Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest fees, as the case may be; provided that if such extension would cause payment of any interest on or principal of the Loan or payment of any fees to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

Section 12.8.          Captions.  The captions used in this Agreement are for convenience only and shall not be construed in interpreting this Agreement.  Whenever the context so requires, the neuter shall include the feminine and masculine, and the singular shall include the plural, and conversely.

Section 12.9.          Headings.  All section headings herein are inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.10.        Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 12.11.        Confidentiality.  Each Investor agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including the SBA); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) with the consent of Company; (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.11 or (y) becomes available to the Investor or any of its respective Affiliates on a nonconfidential basis from a source other than the Borrowers; (h) to any state, Federal or foreign authority or examiner regulating the Investor; or (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrowers received by it from the Investor).  For the purposes of this Section, “Information” means all information received by the Investor relating to any of the Company Group or their business, other than any such information that is available to the Investor on a nonconfidential basis prior to disclosure by any Borrower.

Section 12.12.        Interest and Charges Not to Exceed Maximum Allowed by Law.  Anything in this Agreement, the Notes or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Notes, acceleration of the maturity of the unpaid balance of the Notes or otherwise, shall the interest and other charges agreed to be paid to the Investors for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws (including regulations promulgated under the SBA Act) in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by Borrowers in respect of the Indebtedness evidenced by the Notes shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or loans charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by the Investor that exceed such maximum amounts shall be applied to the reduction of the principal balance of the Indebtedness evidenced by the Notes and/or refunded to Borrowers so that at no time shall the interest or loan charges paid or payable in respect of the indebtedness evidenced by the Notes exceed the maximum amounts permitted from time to time by applicable law.

[Signature Page to Follow Immediately Hereafter]

IN WITNESS WHEREOF, the parties hereto have executed this Subordinated Loan Agreement as of the day and year first above written.

BORROWERS:

OTELCO INC.
BLOUNTSVILLE TELEPHONE LLC
BRINDLEE MOUNTAIN TELEPHONE LLC
CRC COMMUNICATIONS LLC
GRANBY TELEPHONE LLC
HOPPER TELECOMMUNICATIONS LLC
I-LAND INTERNET SERVICES LLC
MID-MAINE TELECOM LLC
MID-MAINE TELPLUS LLC
OTELCO MID-MISSOURI LLC
OTELCO TELECOMMUNICATIONS LLC
OTELCO TELEPHONE LLC
PINE TREE TELEPHONE LLC
SACO RIVER TELEPHONE LLC
SHOREHAM TELEPHONE LLC

By:	/s/ Curtis L. Garner, Jr.
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer and Secretary

(Signature Page to Subordinated Loan Agreement)

Collateral Agent and iNVEstors:

NewSpring Mezzanine Capital III, L.P., as an Investor and as Collateral Agent

By: NSM III GP, L.P.
Its General Partner

By: NSM III GP, LLC
Its General Partner

By:	/s/ Steven D. Hobman
Name:	Steven D. Hobman
Title:	President

(Signature Page to Subordinated Loan Agreement)

APPENDIX I

BORROWERS

Otelco Inc., a Delaware corporation

CRC Communications LLC, a Delaware limited liability company

Saco River Telephone LLC, a Delaware limited liability company

Mid-Maine Telecom LLC, a Maine limited liability company

Mid-Maine Telplus LLC, a Maine limited liability company

Otelco Telephone LLC, a Delaware limited liability company

Brindlee Mountain Telephone LLC, an Alabama limited liability company

Shoreham Telephone LLC, a Delaware limited liability company

Pine Tree Telephone LLC, a Maine limited liability company

Granby Telephone LLC, a Massachusetts limited liability company

Otelco Mid-Missouri LLC, a Missouri limited liability company

Otelco Telecommunications LLC, a Delaware limited liability company

Hopper Telecommunications LLC, an Alabama limited liability company

Blountsville Telephone LLC, an Alabama limited liability company

I-Land Internet Services LLC, a Missouri limited liability company

APPENDIX II

INVESTORS AND NOTE AMOUNTS

INVESTOR	ORIGINAL PRINCIPAL NOTE AMOUNT

NEWSPRING MEZZANINE CAPITAL III, L.P.	$15,000,000.00

Total: $15,000,000.00